Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 12

Dated as of October 27, 2009

to

CREDIT AGREEMENT

Dated as of August 17, 2007

THIS AMENDMENT NO. 12 (“Amendment”) is made as of October 27, 2009 by and among YRC Worldwide Inc. (the “Company”), the Canadian Borrower and the UK Borrower (together with the Company, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of August 17, 2007 by and among the Borrowers from time to time party thereto, the Lenders and the Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement; and

WHEREAS, the Lenders party hereto and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to enter into this Amendment.

1. Amendments to Credit Agreement. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a) The Credit Agreement is amended to read as set forth on Annex A attached hereto.

(b) Schedule 6.07(d) to the Credit Agreement is deleted in its entirety.

(c) A new Schedule 1.01E is hereby added to the Credit Agreement as set forth on Annex B attached hereto.

(d) A new Schedule 4.02(d) is hereby added to the Credit Agreement as set forth on Annex C attached hereto.

(e)A new Schedule 6.05A is hereby added to the Credit Agreement as set forth on Annex D attached hereto.

(f) A new Schedule 6.05B is hereby added to the Credit Agreement as set forth on Annex E attached hereto.

(g) Exhibit A (Form of Assignment and Assumption) is hereby amended and restated in its entirety as set forth on Annex F attached hereto.

(h) Each Lender party hereto which has delivered a signature page hereto designating themselves as a “Deferring Lender” acknowledges and agrees that they are willing to become “Deferring Lenders” (as defined in the Credit Agreement, as amended hereby) under the Credit Agreement, as amended, and by its signature confirms that it is a Deferring Lender.

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) on or before December 16, 2009, the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrowers, all the Lenders and the Administrative Agent, (ii) the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors and (iii) those documents, instruments and legal opinions as are set forth in Section 4.04 of the amended Credit Agreement attached as Annex A hereto and (b) the Company shall have paid all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent (including, to the extent invoiced, reasonable attorneys’ fees and expenses) in connection with this Amendment and the other Loan Documents, in each case to the extent reimbursable under the terms of the Credit Agreement.

3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows as of the closing date of this Amendment:

(a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the date hereof after giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrowers set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as prior to the date hereof and as amended hereby.

(b) The Credit Agreement, as amended prior to the date hereof and as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

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5. Release. In further consideration of the execution by the Administrative Agent and the Lenders of this Amendment, to the extent permitted by applicable law, the Company, on behalf of itself and each of its Subsidiaries, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Collateral Agent, the Administrative Agent, each of the Lenders, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Transactions, (ii) the Secured Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Borrowers, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto except for Claims determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee (or any of its Related Parties). The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRC WORLDWIDE INC., as the Company

By:
Name:
Title:

REIMER EXPRESS LINES LTD./REIMER EXPRESS LTEE, as a Canadian Borrower

By:
Name:
Title:

YRC LOGISTICS LIMITED, as a UK Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a US Tranche Lender and as US Tranche Swingline Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, as Canadian Agent, as a Canadian Tranche Lender and as Canadian Tranche Swingline Lender

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED, as UK Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a UK Tranche Lender and as UK Tranche Swingline Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Syndication Agent and as a US Tranche Lender

By:
Name:
Title:

BANK OF AMERICA, N.A. (CANADA BRANCH), as a Canadian Tranche Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Successor by Merger to LASALLE BANK NATIONAL ASSOCIATION, as a US Tranche Lender

By:
Name:
Title:

SUNTRUST BANK, as a Syndication Agent and as a US Tranche Lender

By:
Name:
Title:

US BANK NATIONAL ASSOCIATION, as a Documentation Agent, as a US Tranche Lender and as a Canadian Tranche Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent, as a US Tranche Lender and as a UK Tranche Lender

By:
Name:
Title:

BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Documentation Agent and as a US Tranche Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc, as a US Tranche Lender and as a UK Tranche Lender

By:
Name:
Title:

BMO CAPITAL MARKETS FINANCING, INC., as a US Tranche Lender

By:
Name:
Title:

BANK OF MONTREAL, as a Canadian Tranche Lender

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a US Tranche Lender

By:
Name:
Title:

UMB BANK, n.a., as a US Tranche Lender

By:
Name:
Title:

TAIWAN BUSINESS BANK, as a US Tranche Lender

By:
Name:
Title:

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., NEW YORK BRANCH, as a US Tranche Lender

By:
Name:
Title:

TAIPEI FUBON COMMERCIAL BANK CO., LTD., as a US Tranche Lender

By:
Name:
Title:

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a US Tranche Lender

By:
Name:
Title:

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY, as a US Tranche Lender

By:
Name:
Title:

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a US Tranche Lender

By:
Name:
Title:

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a US Tranche Lender

By:
Name:
Title:

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH, as a US Tranche Lender

By:
Name:
Title:

ANNEX A

CREDIT AGREEMENT

dated as of August 17, 2007

among

YRC WORLDWIDE INC.,

The CANADIAN BORROWERS and UK BORROWERS Parties Hereto,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.

SUNTRUST BANK,

as Syndication Agents,

US BANK NATIONAL ASSOCIATION

WACHOVIA BANK, NATIONAL ASSOCIATION

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH,

as Documentation Agents,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH,

as Canadian Agent,

J.P. MORGAN EUROPE LIMITED,

as UK Agent,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

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TABLE OF CONTENTS

		Page
SECTION 11.13.	Conversion of Currencies	134
SECTION 11.14.	USA Patriot Act	135
SECTION 11.15.	Appointment for Perfection; Release of Collateral	135

SCHEDULES:

Schedule 1.01A	—	Initial Subsidiary Guarantors

Schedule 1.01B	—	Mandatory Cost Formulae

Schedule 1.01C	—	Pension Fund Entities

Schedule 1.01E	—	Pension Plans

Schedule 2.01	—	Lenders and Commitments

Schedule 2.06	—	Existing Letters of Credit

Schedule 2.19	—	Payment Instructions

Schedule 3.11	—	Subsidiaries

Schedule 4.02(d)	—	Weekly Operating EBITDA and SG&A Expense Amounts

Schedule 5.01(g)	—	Form of Weekly Update to 13-Week Cash Flow Projections

Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens

Schedule 6.05A	—	Identified Sale and Leaseback Transactions

Schedule 6.05B	—	Permitted Disposition

Schedule 6.13	—	Existing Investments

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	[Intentionally Omitted]

Exhibit B-2	—	Form of Borrowing Subsidiary Termination

Exhibit C	—	Form of Issuing Bank Agreement

Exhibit D	—	Form of Amended and Restated Subsidiary Guarantee Agreement

Exhibit E	—	List of Closing Documents

Exhibit F	—	Form of Borrowing Request for Permitted Interim Loans

v

CREDIT AGREEMENT dated as of August 17, 2007 among YRC WORLDWIDE INC., a Delaware corporation (the “Company”), the CANADIAN BORROWERS (as defined below), the UK BORROWERS (as defined below), the LENDERS party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, as Canadian Agent, J.P. MORGAN EUROPE LIMITED, as UK Agent, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance” means a Draft issued by a Canadian Borrower and accepted by a Canadian Tranche Lender pursuant to this Agreement.

“Acceptance Proceeds” means the cash proceeds derived from the sale of a specified Acceptance before deduction of the Stamping Fee.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period (including, for the avoidance of doubt, any Interest Period in effect on the Amendment No. 2 Effective Date), an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the greater of (i) the LIBO Rate for such Interest Period and (ii) 3.50%, multiplied by (b) the Statutory Reserve Rate.

“Adjusted Weekly Operating EBITDA” has the meaning set forth in Section 5.01A(b).

“Adjusted Weekly Operating EBITDA Report” has the meaning set forth in Section 5.01A(b).

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Canadian Agent and the UK Agent.

“Aggregate Available Commitments” means the sum of (a) the Canadian Tranche Available Commitment, plus (b) UK Tranche Available Commitment, plus (c) US Tranche Available Revolving Commitment.

“Aggregate Revolver Reserve Amount” means, as of any date of determination, an amount equal to the sum of (i) the Existing Revolver Reserve Amount as of such date and (ii) the New Revolver Reserve Amount as of such date.

“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1%, (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (d) the Adjusted LIBO Rate for a one month Interest Period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means any currency other than US Dollars that is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro, Pounds Sterling and Canadian Dollars, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of April 18, 2008, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means April 18, 2008.

“Amendment No. 2” means Waiver and Amendment No. 2 to this Agreement, dated as of February 12, 2009, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means February 12, 2009.

“Amendment No. 2 Projections” means the projections dated as of February 10, 2009 provided by the Company to the Lenders on or prior to the Amendment No. 2 Effective Date.

“Amendment No. 7” means Amendment No. 7 to this Agreement, dated as of June 17, 2009, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 7 Effective Date” means June 17, 2009.

“Amendment No. 9” means Amendment No. 9 to this Agreement, dated as of July 30, 2009, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 9 Effective Date” means July 30, 2009.

“Amendment No. 11 Effective Date” means October 9, 2009.

“Amendment No. 12” means Amendment No. 12 to this Agreement, dated as of October 27, 2009, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Amendment No. 12 Effective Date” means October 27, 2009.

“Amendment No. 12 Fee” means, with respect to each Deferring Lender, an amount equal to 3.00% of the aggregate amount of such Deferring Lender’s Commitment and outstanding Term Loans as of the Amendment No. 12 Effective Date.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, the Canadian Agent, and (c) with respect to a Loan or Borrowing denominated in Pounds Sterling or Euro, the UK Agent.

“Applicable Company Percentage” means, with respect to any Prepayment Event, the percentage equal to 100% minus the Applicable Prepayment Percentage.

“Applicable Prepayment Percentage” means:

(a) with respect to any Asset Sale described in clause (a) of the definition of “Prepayment Event” the Net Cash Proceeds of which, together with the aggregate amount of Net Cash Proceeds from all such Asset Sales occurring on or after January 1, 2009 (i) is less than or equal to $300,000,000, 50%, (ii) is greater than $300,000,000 but less than or equal to $500,000,000, 75% and (iii) is greater than $500,000,000, 100%;

(b) with respect to any Asset Sale described in clause (b) of the definition of “Prepayment Event”, 75%;

(c) with respect to any event described in clause (c) of the definition of “Prepayment Event”, 50%; and

(d) with respect to any event described in clause (d) of the definition of “Prepayment Event”, 100%.

“Applicable Rate” means, for any day on and after the Amendment No. 2 Effective Date, with respect to any Eurocurrency Revolving Loan, Eurocurrency Term Loan, ABR Loan or with respect to the commitment fees payable hereunder, or with respect to any Letter of Credit participation fee under Section 2.13(b), as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread for Eurocurrency Revolving Loans”, “Eurocurrency Spread for Eurocurrency Term Loans”, “Stamping Fee Rate”, “Commitment Fee Rate”, “ABR Spread for Revolving Loans” or “ABR Spread for Term Loans”, as the case may be:

Eurocurrency Spread for Eurocurrency Revolving Loans	Eurocurrency Spread for Eurocurrency Term Loans	Stamping Fee Rate	Commitment Fee Rate	ABR Spread for Revolving Loans	ABR Spread for Term Loans
6.50%	6.50%	6.50%	1.00%	5.50%	5.50%

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in US Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Asset Sale” means any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person (including by way of redemption by such Person) of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than (a) sales of inventory for fair value in the ordinary course of business, (b) sales by the Company or any Subsidiary of Receivables or any interest therein under Permitted Receivables Facilities, (c) sales or other dispositions of assets by (i) the Company or a Domestic Subsidiary to a Domestic Loan Party or (ii) any Foreign Subsidiary to the Company or any of its Subsidiaries, (d) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property to an Affiliate of the Company or to third parties in the ordinary course of business consistent with past practices, and (e) (i) leases, subleases and terminations and abandonment of any leasehold interest in real property and (ii) granting of easements or rights of way in respect of real property, in each case, in the ordinary course of business consistent with past practices.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, as of any date of determination thereof, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease in connection with a Sale and Leaseback Transaction.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Cash” means, as of any date of determination, the sum of (i) Unrestricted Cash in respect of which the Administrative Agent shall have a first priority (subject solely to Permitted Encumbrances in favor of depositary banks) perfected security interest and any amounts maintained by the Company and its Domestic Subsidiaries in a deposit account for the sole purpose of funding payroll obligations, all as of such date, plus (ii) the amount of the available Revolving Commitments which is available without satisfaction or waiver of Section 4.02(d), Section 4.02(e) or 4.02(h) as of such date, plus (iii) the amount available for drawing under the Yellow Receivables Facility as of such date. Available Cash shall be tested on each Business Day based on the daily average as of the end of business for the immediately preceding three (3) Business Days.

“Available Deferred Interest and Fee Amount” means, as of any date of determination, the excess of (i) Available Interest Payment Amount over (ii) $225,000,000 on such date, all as demonstrated in a certificate of a Financial Officer of the Company certifying as of such date the calculation of the Available Deferred Interest and Fee Amount (all in form and substance reasonably satisfactory to the Administrative Agent), it being understood and agreed that if no such excess exists as of such date, the Available Deferred Interest and Fee Amount shall be deemed to be $0 as of such date.

“Available Interest Payment Amount” means, as of any date of determination, the sum of (i) Permitted Investments held by the Company and its Domestic Subsidiaries (other than any Receivables Entity) as of such date, plus (ii) the amount of the available Revolving Commitments which is available without satisfaction or waiver of Section 4.02(d), Section 4.02(e) or 4.02(h) as of such date, plus (iii) the amount available for drawing under the Yellow Receivables Facility as of such date.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA Lease” means that certain Master Equipment Lease Agreement, dated as of August 6, 2001, by and among Banc of America Leasing & Capital, LLC, any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Borrower” means the Company, any Canadian Borrower or any UK Borrower, and “Borrowers” means all of the foregoing.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or Acceptances issued on the same date and having the same maturity date.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than ABR Revolving Loans and Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of an ABR Revolving Loan, $1,000,000, (c) in the case of a Borrowing (other than Swingline Loans) denominated in Canadian Dollars, C$1,000,000, (d) in the case of a Borrowing (other than Swingline Loans) denominated in Pounds Sterling, £500,000, (e) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €1,000,000, (f) in the case of a US Tranche Swingline Loan, $250,000, (g) in the case of a Canadian Tranche Swingline Loan, C$100,000, (h) in the case of a UK Tranche Swingline Loan denominated in Pounds Sterling, £100,000, and (i) in the case of a UK Tranche Swingline Loan denominated in Euro, €100,000.

“Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Canadian Dollars, C$500,000, (c) in the case of a Borrowing (other than Swingline Loans) denominated in Pounds Sterling, £500,000, (d) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €500,000, (e) in the case of a US Tranche Swingline Loan, $50,000, (f) in the case of a Canadian Tranche Swingline Loan, C$100,000, (g) in the case of a UK Tranche Swingline Loan denominated in Pounds Sterling, £100,000, and (h) in the case of a UK Tranche Swingline Loan denominated in Euro, €100,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing, a Term Loan Borrowing or a Borrowing of Acceptances in accordance with Section 2.03.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market, (b) when used in connection with a Loan denominated in Pounds Sterling, “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Pounds Sterling in the London interbank market, (c) when used in connection with a Loan denominated in Canadian Dollars or an Acceptance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Canadian Dollars in Toronto and (d) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude (i) any day on which the TARGET payment system is not open for the settlement of payments in Euro and (ii) any day on which banks in London are authorized or required by law to remain closed.

“Calculation Period” means, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit under the several Tranches and collections thereunder established under Article IX.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Article IX.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company, (b) an acceleration of Loans pursuant to Article VII or (c) an out of court restructuring of the credit facility(ies) under this Agreement which does not result in the Agents, the Lenders and the Issuing Banks receiving cash in full and final payment of the Obligations owing to them hereunder.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the LC Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the aggregate LC Exposures of all the Lenders and (C) the aggregate Swingline Exposures of all the Lenders, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Canadian Agent” means JPMorgan Chase Bank, National Association, Toronto Branch, in its capacity as Canadian administrative agent for the Canadian Tranche Lenders hereunder.

“Canadian Base Rate” means, on any day, the annual rate of interest equal to the greater of:

(a) the annual rate of interest determined by the Canadian Agent as the annual rate of interest announced from time to time by the Canadian Agent as its prime rate in effect at its principal office in Toronto on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and

(b) the annual rate of interest equal to the sum of (A) the CDOR BA Rate (using a maturity of one month) in effect on such day and (B) 1% per annum.

“Canadian Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Borrower” means (i) Reimer Express Lines Ltd./Reimer Express Ltee, a corporation organized under the laws of Canada and (ii) any other Canadian Subsidiary that has been designated as such pursuant to Section 2.21 and, in each case, that has not ceased to be a Canadian Borrower as provided in such Section.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any province thereof.

“Canadian Tranche” means the Canadian Tranche Commitments, the Canadian Tranche Revolving Loans, the Acceptances, the Canadian Tranche LC Exposure and the Canadian Tranche Swingline Loans.

“Canadian Tranche Available Commitment” means, at any time, the aggregate Canadian Tranche Commitment then in effect minus the Canadian Tranche Exposure of all the Canadian Tranche Lenders at such time.

“Canadian Tranche Commitment” means, with respect to each Canadian Tranche Lender, the commitment of such Canadian Tranche Lender to make Canadian Tranche Revolving Loans, to accept Drafts and to acquire participations in Letters of Credit issued under the Canadian Tranche and Canadian Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Canadian Tranche Lender’s Canadian Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.09, 2.12 and 2.19(f) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Canadian Tranche Lender’s Canadian Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which Canadian Tranche Lender shall have assumed its Canadian Tranche Commitment, as applicable. The aggregate amount of the Canadian Tranche Commitments on the date hereof is $25,000,000.

“Canadian Tranche Exposure” means, with respect to any Canadian Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s Canadian Tranche Percentage of the sum of the principal amounts of the outstanding Canadian Tranche Revolving Loans and the face amounts of the outstanding Acceptances, plus (b) the aggregate amount of such Lender’s Canadian Tranche LC Exposure and Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the Canadian Tranche denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the Canadian Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the Canadian Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The Canadian Tranche LC Exposure of any Canadian Tranche Lender at any time shall be its Canadian Tranche Percentage of the total Canadian Tranche LC Exposure at such time.

“Canadian Tranche Lender” means a Lender with a Canadian Tranche Commitment.

“Canadian Tranche Percentage” means, with respect to any Canadian Tranche Lender, the percentage of the total Canadian Tranche Commitments represented by such Lender’s Canadian Tranche Commitment. If the Canadian Tranche Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Commitments most recently in effect, giving effect to any assignments.

“Canadian Tranche Revolving Borrowing” means a Borrowing comprised of Canadian Tranche Revolving Loans or Acceptances.

“Canadian Tranche Revolving Loan” means a Loan made by a Canadian Tranche Lender pursuant to Section 2.01(b). Each Canadian Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan or an ABR Loan, and each Canadian Tranche Revolving Loan made to a Canadian Borrower shall be denominated in Canadian Dollars and shall be a Canadian Base Rate Loan.

“Canadian Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all Canadian Tranche Swingline Loans outstanding at such time. The Canadian Tranche Swingline Exposure of any Canadian Tranche Lender at any time shall be its Canadian Tranche Percentage of the total Canadian Tranche Swingline Exposure at such time.

“Canadian Tranche Swingline Lender” means JPMorgan Chase Bank, National Association, Toronto Branch, in its capacity as lender of Canadian Tranche Swingline Loans hereunder.

“Canadian Tranche Swingline Loan” means a Loan made by the Canadian Tranche Swingline Lender to a Canadian Borrower pursuant to Section 2.05.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Settlement Amount” means, as of any date of determination, with respect to any Indebtedness, the amount in respect thereof which is required to be repaid, settled, repurchased or otherwise satisfied in cash as of such date.

“CDOR BA Rate” means (i) with respect to any Acceptance accepted by a Schedule I Bank, the yearly rate of interest determined by the Canadian Agent to be equivalent to the average of the yields applicable to banker’s acceptances denominated in Canadian Dollars for Schedule I Banks for any specified maturity quoted on the Reuters Screen CDOR page under “Canadian Interbank Bid BA Rates” on the day of determination (or on the preceding day, if such day is not a Business Day) and (ii) with respect to any Acceptance accepted by a Canadian Tranche Lender other than a Schedule I Bank, subject to section 2.04(j), the lesser of (A) such yearly rate of interest determined as set forth under clause (i) plus 0.10% per annum and (B) the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by such non-Schedule I Bank as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and term of such Acceptance. For the purposes of such pricing, the Canadian Agent shall notify the Canadian Tranche Lenders of the CDOR BA Rate applicable to them as soon as is reasonably practicable.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; provided that determination of such majority shall not include Persons nominated (or appointed by directors nominated) by Persons holding Equity Interests of the Company received pursuant to the Recapitalization Transaction; or (c) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Loan Party (except in connection with transactions otherwise permitted under this Agreement); provided that the consummation of the Recapitalization Transaction shall not constitute a “Change in Control” for purposes of this Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, US Tranche Term Loans, Canadian Tranche Revolving Loans, Canadian Tranche Swingline Loans, UK Tranche Revolving Loans, or UK Tranche Swingline Loans or whether such Borrowing is a Borrowing of Acceptances, and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Canadian Tranche Commitment or a UK Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of or for the benefit of the Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations; it being understood and agreed that Collateral does not include the Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, National Association, in its capacity as Collateral Agent under the Security Agreement and any other Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Vehicle Title Custodian Agreement, the Escrow Account Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, collateral trust agreements, intercreditor agreements or collateral sharing agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means a US Tranche Commitment, a Canadian Tranche Commitment or a UK Tranche Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Company Financial Advisor” has the meaning assigned to such term in Section 5.11.

“Computation Date” means (i) the date of each Borrowing, (ii) the date of each request for the issuance or adjustment of the face amount of any Letter of Credit, (iii) on the last Business Day of each calendar quarter and (iv) solely during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) solely with respect to any determination of Consolidated EBITDA as of the last day of the fiscal quarter of the Company ending on or about June 30, 2010, the lesser of (A) $3,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such fiscal quarter, (i) solely with respect to any determination of Consolidated EBITDA as of the last day of the two fiscal quarter period of the Company ending on or about September 30, 2010, the lesser of (A) $6,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such two fiscal quarters, (j) solely with respect to any determination of Consolidated EBITDA as of the last day of the three fiscal quarter period of the Company ending on or about December 31, 2010, the lesser of (A) $9,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such three fiscal quarters, (k) solely with respect to any determination of Consolidated EBITDA as of the last day of the four fiscal quarter period of the Company ending on or about March 31, 2011, the lesser of (A) $9,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such four fiscal quarters, (l) solely with respect to any determination of Consolidated EBITDA as of the last day of the four fiscal quarter period ending of the Company ending on or about June 30, 2011, the lesser of (A) $6,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such four fiscal quarters, (m) solely with respect to any determination of Consolidated EBITDA as of the last day of the four fiscal quarter period of the Company ending on or about September 30, 2011, the lesser of (A) $3,000,000 and (B) the actual aggregate amount of restructuring professional fees paid by the Company and its Subsidiaries during such four fiscal quarters, minus, to the extent included in Consolidated Net Income, (n) interest income, (o) income tax credits and refunds (to the extent not netted from tax expense), (p) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (q) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness and (r) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such

Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Administrative Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means (i) the Permitted Disposition and (ii) any other disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Indebtedness” means, at any time without duplication, the aggregate stated balance sheet amount of all Indebtedness (or, (a) if greater, the aggregate face amount of any Indebtedness issued at a discount, (b) with respect to the USF Bonds or Senior Notes, the aggregate face amount of the USF Bonds or Senior Notes, as applicable, and (c) with respect to any Indebtedness (x) of any Person acquired pursuant to a Permitted Acquisition and not incurred in contemplation of such Permitted Acquisition and (y) with an aggregate face amount that is less than the aggregate stated balance sheet amount of such Indebtedness, the aggregate face amount of such Indebtedness) of the Company and its Subsidiaries at such time (but including, without limitation, all Loans, Capitalized Lease Obligations and guaranties of Indebtedness that would otherwise be included under this definition, but excluding any contingent obligations in respect of letters of credit). For the avoidance of doubt, Consolidated Indebtedness (a) includes (i) all Attributable Receivables Indebtedness and (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of any Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, and (b) excludes all Indebtedness (other than any Indebtedness set forth in the preceding clause (a)) not reflected on the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Company and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations of the Company and its Subsidiaries representing the interest factor for such period, (b) the interest component of any lease payment under Attributable Debt transactions paid by the Company and its Subsidiaries for such period, (c) all commissions, discounts and other fees and charges owed by the Company or any of its Subsidiaries with respect to letters of credit and bankers’ acceptances and (d) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement (including the Existing Credit Agreement), the YRCMI Credit Agreement and any Senior Notes in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Company or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Company (other than the Company) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) the net income (or loss) of any other Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Period” has the meaning given to such term in Section 2.04(a).

“Contribution Deferral Agreement” means that certain Contribution Deferral Agreement, dated as of June 17, 2009, by and between YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway Inc., certain other of the Subsidiaries of the Company, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund and each other pension fund from time to time party thereto and Wilmington Trust Company, as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” means a conversion of a Canadian Base Rate Loan or an Acceptance pursuant to Section 2.04(l).

“Current Rolling Stock Collateral” means any Collateral consisting of trucks and other vehicles and rolling stock owned by the Company or any Domestic Subsidiary.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferral Suspension Event” means the Company or any of its Domestic Subsidiaries making, on or after the date the Recapitalization Transaction is consummated, any cash payment (other than those described in clause (vi) of the definition of “Deferral Termination Event” below) of any pension fund liabilities and other pension fund obligations (and any interest thereon) due prior to December 31, 2011 (other than (i) payments to any Plan identified on Part 1 of Schedule 1.01E required to be made pursuant to ERISA; (ii) payments to Multiemployer Plans identified on Part 2 of Schedule 1.01E; and (iii) payments in respect of workers compensation claims brought in respect of hours worked in connection with the Loan Parties’ collective bargaining agreements in an amount not to exceed $500,000).

“Deferral Termination Event” means:

(i) the occurrence of an Event of Default described in clause (g), (h), (i), (k) or (t) of Article VII;

(ii) the making of any Restricted Payment by any Loan Party other than as permitted under clauses (a), (b) and (c) of Section 6.10;

(iii) the occurrence of an Event of Default (other than as described in the foregoing clause (i)) which continues without being either cured or waived in accordance with the terms hereof within five (5) Business Days after a Financial Officer has actual knowledge of such occurrence;

(iv) the termination of the Teamsters Deal or any amendment, supplement, modification or other change thereto (including, without limitation, any change resulting from the activation or effectiveness of any “snapback” or other provision of the Teamsters Deal which is conditioned on some event or events occurring on or after the date on which it is ratified) which is adverse to any Loan Party and/or the Lenders in a manner that could reasonably be expected, individually or in the aggregate, to result in an impact of greater than $5,000,000 in any calendar year;

(v) any Loan Party shall restate, supplement, amend or otherwise modify any Specified Pension Fund Deferral Transaction Documents in any way that is adverse to the Company and/or the Lenders; provided that (i) the use of discretion by the “Majority Funds” (as defined therein) pursuant to the Specified Pension Fund Deferral Transaction Documents to consent to asset sales and (ii) any restatement, supplement, amendment or other modification to any Specified Pension Fund Deferral Transaction Documents for the purpose of deferring the payment of interest and/or principal thereunder and (iii) joinders executed to add pension obligations as “Obligations” under (and as defined in) the Specified Pension Fund Deferral Transaction Documents shall not constitute a restatement, supplement, amendment or other modification for the purposes of this clause (v);

(vi) on or after the date the Recapitalization Transaction is consummated, any cash payment of any Specified Pension Fund Obligations or any other pension fund liabilities and other pension fund obligations (and any interest thereon) deferred in 2009 (the “2009 Pension Deferred Obligations”) (other than any such payment (i) from any proceeds resulting from the sale, casualty or condemnation of real property which collateralizes the 2009 Pension Deferred Obligations in a first lien position subject to the terms of the Pension Fund Intercreditor Agreement and (ii) in respect of any fees, expenses or indemnities payable in accordance with (x) Section 11.01 and/or 11.02 of the Contribution Deferral Agreement as in effect as of the Amendment No. 12 Effective Date and without giving effect to any amendment, restatements, supplements or any other modification to such Contribution Deferral Agreement, (y) any documents executed pursuant to Section 6.01 of the Contribution Deferral Agreement as in effect as of the Amendment No. 12 Effective Date and without giving effect to any amendment, restatements, supplements or any other modification to such Contribution Deferral Agreement or (z) otherwise pursuant to any fee arrangements with the “Agent” under (and as defined in) such Contribution Deferral Agreement); or

(vii) the occurrence of any “Deferred Payment Termination Date” under (and as defined in) the Contribution Deferral Agreement.

“Deferred Amount” means the aggregate amount of Deferred Interest, Deferred Participation Fees and Deferred Commitment Fee from the Amendment No. 12 Effective Date through and including the Deferred Payment Termination Date, without giving effect to any repayment of any such amounts during such period.

“Deferred Commitment Fee” means the aggregate amount of commitment fees accrued and owing by the Company hereunder that has been deferred in accordance with the terms of Section 2.13(a).

“Deferred Interest” means the aggregate amount of interest accrued and owing by the Company hereunder that has been deferred in accordance with the terms of Section 2.14(d).

“Deferred Participation Fees” means the aggregate amount of participation fees accrued and owing by the Company hereunder that has been deferred in accordance with the terms of Section 2.13(b).

“Deferred Payment Termination Date” means the earliest of the occurrence of (i) December 31, 2010 (or such later date as may be agreed to by the Supermajority Lenders and the Company but in no event to be later than December 31, 2011) and (ii) any Deferral Termination Event.

“Deferring Lender” means each Lender that delivered a signature page to Amendment No. 12 designating itself as a “Deferring Lender” on or prior to the Amendment No. 12 Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption on or after the Amendment No. 12 Effective Date.

“Designated Foreign Currency” means Canadian Dollars, Pounds Sterling or Euro.

“Designated Officer” has the meaning given to such term in Section 5.14.

“Discount” has the meaning given to such term in Section 2.04(e)(i).

“Domestic Loan Party” means the Company and the Subsidiary Guarantors.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Draft” means a blank non-interest bearing bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a blank depository bill within the meaning of the Depository Bills and Notes Act (Canada), as applicable, drawn by a Canadian Borrower and addressed to a Canadian Tranche Lender, made payable to such Lender, bearer or a clearing house bearing such distinguishing letters and numbers and being in such form as each Canadian Tranche Lender may require.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that (i) all of the 3.375% Contingent Convertible Senior Notes and all of the 5% Contingent Convertible Senior Notes shall be deemed Indebtedness, and not Equity Interests, until the applicable part of any of such notes is converted into common stock of the Company and (ii) any other instruments evidencing Indebtedness convertible into or exchangeable for common stock of the Company will be deemed Indebtedness and not Equity Interests, unless any such instruments would be accounted for in accordance with GAAP as shareholders’ equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” means any account established and maintained with the “Escrow Agent” under (and as defined in) the applicable Escrow Account Agreement and subject to the terms and conditions of such Escrow Account Agreement.

“Escrow Account Agreement” means any escrow account agreement required to be established pursuant to the terms of this Agreement, by and among the Company, the Administrative Agent and JPMorgan Chase Bank, National Association, as Escrow Agent thereunder, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Escrow Release Conditions” means any release conditions set forth in this Agreement or in any Escrow Account Agreement.

“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate with respect to the applicable currency of such Loan or Borrowing.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Company (commencing with the fiscal year ending December 31, 2009), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization and stock compensation) deducted in arriving at such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all mandatory prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent reductions of the Revolving Commitments and all mandatory prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (vii) fees and expenses (including legal, accounting and debt issuance costs) in each case, incurred in connection with (A) that certain Waiver No. 1 dated as of January 15, 2009 to this Agreement and Amendment No. 2, (B) that certain Waiver No. 1 dated as of January 15, 2009 to the Yellow Receivables Facility and any amendment thereto entered into concurrently with Amendment No. 2, (C) the Specified Sale and Leaseback Transaction, to the extent included in arriving at such Consolidated Net Income.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:

(a) the last Business Day of each calendar week,

(b) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Property” means (a) Permitted Receivables Facility Assets, (b) (i) any property to the extent any grant of a security interest therein (A) is prohibited by applicable law or governmental authority or (B) is prohibited by or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under any applicable shareholder or similar agreement or (ii) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement, other than in the case of each of clause (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-408 of the UCC of any relevant jurisdiction, provided, however, that any portion of any such property, lease, license, contract, property right or agreement shall cease to constitute Excluded Property at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above, (c) any motor vehicle (other than tractors, trailers and other rolling stock and equipment) consisting of a personal employee or light vehicle having an individual fair market value not in excess of $40,000 and the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; provided that this clause (c) shall only exclude such vehicles having an aggregate fair market value of not more than $1,000,000, (d) interests in real property securing Indebtedness of Yellow Transportation, Inc. in respect of existing industrial development bonds, (e) deposit accounts for the sole purpose of funding payroll obligations, tax obligations or holding funds owned by Persons other than the Grantors, (f) intercompany promissory notes made by YRRFC to the Receivables Sellers in connection with the Permitted Receivables Facility and (g) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under Federal law.

“Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) income or franchise or similar taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender (other than a Lender that becomes a US Tranche Lender by operation of the CAM), any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such US Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a Canadian Tranche Lender (other than a Lender that becomes a Canadian Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by Canada (or any political subdivision thereof) on payments by a Canadian Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such Canadian Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Canadian Tranche Lender and is in effect and would apply at the time such lending office is designated, (e) in the case of a UK Tranche Lender (other than a Lender that becomes a UK Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by the United Kingdom (or any political subdivision thereof) on payments by a UK Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such UK Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such UK Tranche Lender and is in effect and would apply at the time such lending office is designated, or (f) any withholding tax that is attributable to such Lender’s failure to comply with

Section 2.18(e), except, in the case of clause (c), (d) or (e) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.

“Existing Block Loans” means Revolving Loans made by the Lenders to the Company in respect of the Existing Revolver Reserve Amount.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 19, 2005, by and among the Company, certain Canadian borrowers, certain UK borrowers, the lenders party thereto from time to time and JPMorgan Chase Bank, National Association, as administrative agent thereunder.

“Existing Letters of Credit” has the meaning given to such term in Section 2.06(k).

“Existing Revolver Reserve Amount” means the amount of Revolving Commitments which are available to the Company subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.02(d), as such amount may be reduced from time to time pursuant to the terms hereof. As of the Amendment No. 12 Effective Date, the Existing Revolver Reserve Amount is $106,000,000, and the Existing Revolver Reserve Amount shall not exceed such amount.

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Total Exposure, Canadian Tranche Exposure and UK Tranche Exposure.

“Facility Office” has the meaning assigned to such term in Section 2.18(f).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests other than a First Tier Foreign Insurance Subsidiary.

“First Tier Foreign Insurance Subsidiary” means a First Tier Foreign Subsidiary of the Company formed for the purpose of providing insurance primarily to the Company and its Subsidiaries.

“Fitch” means Fitch, Inc.

“5% Contingent Convertible Senior Note Indenture” means the Indenture in respect of 5% Contingent Convertible Senior Notes due 2023, dated as of August 8, 2003 among the Company and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“5% Contingent Convertible Senior Notes” means, collectively, (i) the Company’s 5% Contingent Convertible Senior Notes due 2023 issued pursuant to the 5% Contingent Convertible Senior Note Indenture and (ii) the Company’s 5% Net Share Settled Contingent Convertible Senior Notes due 2023 issued pursuant to the 5% Net Share Settled Contingent Convertible Senior Note Indenture.

“5% Net Share Settled Contingent Convertible Senior Note Indenture” means the Indenture in respect of 5% Net Share Settled Contingent Convertible Senior Notes due 2023, dated as of December 31, 2004 among the Company and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, (i) the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and (ii) Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.

“Grantor” means each Domestic Loan Party or any other Subsidiary which is a party to a Collateral Document.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (a) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (b) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (d) each indemnified party under Section 11.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (e) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price (deferred in excess of 90 days) of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Swap Agreement or under any similar type of agreement, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (viii) all Attributable Debt of such Person and (ix) all Attributable Receivables Indebtedness of such Person. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) any pension contributions or health and welfare contributions due from such Person and/or its applicable Subsidiaries to any Pension Fund Entity.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated July 17, 2007 relating to the Company and the Transactions.

“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01A.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or a Term Loan Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or any Canadian Base Rate Loan, (i) prior to the date of the consummation of the Recapitalization Transaction, the last day of each March, June, September and December and (ii) on and after the date of the consummation of the Recapitalization Transaction, the last day of each month, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending, as applicable, on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Loan Availability” means, as of any date of determination, the excess of (i) the sum of (x) current accrued and unpaid payroll expense of the Company and its Subsidiaries as of such date and (y) $25,000,000 over (ii) the Interim Loan Cash Amount as of such date.

“Interim Loan Cash Amount” means, as of any date of determination, Unrestricted Cash as of such date plus any amounts maintained by the Company or any Subsidiary in a deposit account for the sole purpose of funding payroll obligations as of such date.

“Interim Loan Sweep Amount” means, as of any date of determination, the excess of (i) the Interim Loan Cash Amount as of such date over (ii) the sum of (x) current accrued and unpaid payroll expense of the Company and its Subsidiaries as of such date and (y) $25,000,000.

“Investment” has the meaning assigned to such term in Section 6.13.

“Issuing Bank” means (i) JPMorgan Chase Bank, National Association and (ii) each other Lender acceptable to the Administrative Agent and the Company (it being understood that each of Bank of America, N.A., SunTrust Bank, Wachovia Bank, National Association, and Harris N.A. and their Affiliates is acceptable to the Administrative Agent) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i); provided that no Person shall at any time become an Issuing Bank if after giving effect thereto there would at such time be more than six Issuing Banks. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference to the “Issuing Bank” herein with respect to a particular Letter of Credit shall mean the Issuing Bank that issued, or is being requested to issue, such Letter of Credit. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.

“Jiayu Acquisition” means the acquisition by YRC Logistics Asia Limited of 100% of the equity interests of Shanghai Jiayu Logistics Co., Ltd., pursuant to the terms of that certain Equity Interest Sale and Purchase Agreement dated as of December 20, 2007, by and among YRC Logistics Asia Limited, Guoliang Zhai and Fengjun Qian.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be the sum of its US Tranche LC Exposure, its Canadian Tranche LC Exposure and its UK Tranche LC Exposure at such time.

“LC Fee Payment Date” has the meaning assigned to such term in Section 2.13(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and subject to the requirements of Section 2.06(k), the Existing Letters of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, (a) if denominated in any currency other than Euro, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; or (b) if denominated in Euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, by reference to the Banking Federation of the European Union for deposits in Euro (as reflected on the applicable Reuters screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMorgan Chase Bank, National Association at approximately (i) 11:00 a.m., London time, on the Quotation Day for such Interest Period if such Borrowing is denominated in any currency other than Euro, or (ii) 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period if such Borrowing is denominated in Euro.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, as of any Business Day, the daily average of the Company’s Liquidity Amount as of the end of business (US Central time), for the immediately preceding five (5) Business Days.

“Liquidity Amount” means, as of any date of determination, the sum of (a) Permitted Investments held by the Company, its Domestic Subsidiaries (other than any Receivables Entity) as of such date, plus (b) so long as no Default exists, the Aggregate Available Commitments as of such date minus (without duplication) the Aggregate Revolver Reserve Amount as of such date plus (c) payments made by the Company under the Yellow Receivables Facility that constitute Permitted Investments of a Receivables Entity solely to the extent such payments have not been applied to amounts outstanding under the Yellow Receivables Facility plus (d) payments received by the Administrative Agent in respect of any repayment of any Borrowing or any other unpaid Obligation that are not distributed to the Lenders until the next Business Day plus (e) an amount equal to the excess of (i) the Net Receivables Balance minus any Required Reserve over (ii) the Aggregate Credit Exposure under (and as each of the capitalized terms in this clause (e) are defined in) the Yellow Receivables Facility (or similar terms in any replacement Permitted Receivables Facility Documents in respect thereof), all as of such date plus (f) the Aggregate Revolver Reserve Amount.

“Liquidity Excess Amount” has the meaning given to such term in Section 2.12(l).

“Loan Documents” means (a) this Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, any promissory notes delivered pursuant to this Agreement, any Letter of Credit applications and the Collateral Documents, and (b) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of or for the benefit of, the Administrative Agent or any Lenders and designated as a “Loan Document”.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time and (c) with respect to a Loan or Borrowing denominated in Pounds Sterling or Euro, London time.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mandatory Cost” is described in Schedule 1.01B.

“Material Adverse Effect” means (a) a material adverse effect on (i) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform any of their respective obligations under this Agreement or (iii) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents or (b) a material impairment of a material portion of the Collateral or of any Lien on any material portion of the Collateral in favor of or for the benefit of the Administrative Agent or the priority of such Liens.

“Material Indebtedness” means Indebtedness (other than the Loans, Acceptances and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means August 17, 2012, or, if (a) the Cash Settlement Amount of the aggregate outstanding principal amount of the USF Bonds is equal to or greater than $15,000,000 on or after March 1, 2010 or (b) the Cash Settlement Amount of the aggregate outstanding principal amount of the 5% Contingent Convertible Senior Notes is equal to or greater than $25,000,000 on or after June 25, 2010, then, in either case, such earlier date as may be set forth in a written notice delivered by the Required Lenders to the Administrative Agent, the Lenders and the Company.

“Money Market Rate” means, for any day, the LIBO Rate applicable to a Eurocurrency Borrowing with an Interest Period of one month plus the Applicable Rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of or for the benefit of the Administrative Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports with respect to the applicable real property (provided that such surveys, appraisals and/or environmental reports delivered by the Company which are dated within twelve (12) months (or such longer period as the Administrative Agent may agree in its sole discretion) of the Amendment No. 2 Effective Date shall be deemed to satisfy the delivery requirement in respect of any such real property) as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Acceptance Proceeds” means the cash proceeds realized on the issuance and sale of an Acceptance pursuant to this Agreement after deduction of the Stamping Fee.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event and (ii) the amount of all payments required to be made as a result of such event to repay (x) Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (y) Specified Pension Fund Obligations on and after the Amendment No. 7 Effective Date, whether or not the Liens on the applicable Specified Properties contemplated by the relevant Specified Pension Fund Deferral Transaction have been created or perfected.

“New Block Loans” means Revolving Loans made by the Lenders to the Company in respect of the New Revolver Reserve Amount.

“New Revolver Reserve Amount” means the amount of Revolving Commitments which are available to the Company subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.02(e), as such amount may be increased or reduced from time to time pursuant to the terms hereof. As of the Amendment No. 12 Effective Date, the New Revolver Reserve Amount is $8,699,440.83.

“Non-Current Collateral” shall mean any Collateral (a) consisting of property of any Foreign Subsidiary of the Company, (b) consisting of foreign-registered Intellectual Property (as defined in the Security Agreement) owned by the Company or any Subsidiary, (c) consisting of any individual parcel of real property, leased or owned, of the Company or any of its Subsidiaries located in any jurisdiction other than the United States of America, (d) consisting of any individual parcel of leased real property of the Company or any Domestic Subsidiary, (e) consisting of fixtures in respect of any of the real property described in the preceding clauses (a), (c) or (d), (f) consisting of trucks and other vehicles and rolling stock, leased or owned, of the Company or any of its Subsidiaries registered or titled in any jurisdiction other than the United States of America, (g) consisting of any deposit account or securities account or investment account maintained by the Company or any Domestic Subsidiary which contains in the aggregate for all such accounts funds not in excess of $20,000,000 at any time and (h) consisting of any issued and outstanding Equity Interests of any Foreign Subsidiary (other than up to 65% of the issued and outstanding Equity Interest of any First Tier Foreign Subsidiary to the extent directly owned by the Company or any other Domestic Loan Party).

“Non-Real Estate Asset Sale” means any Asset Sale in respect of assets of the Company or any of its Subsidiaries other than a Real Estate Asset Sale.

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (c) each payment required to be made by any Borrower under this Agreement in respect of any Acceptance, when and as due, whether at maturity, by acceleration or otherwise, including Stamping Fees, and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 11.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Basket Deduction Amount” means, as of any date of determination, an amount equal to (i) the Specified Value of all Specified Properties which are subject to a Lien for the benefit of any Pension Fund Entity pursuant to a Specified Pension Fund Deferral Transaction as of such date multiplied by (ii) a fraction, the numerator of which is 50,000,000 and the denominator of which is 67,517,481 (the gross book value of such properties before accumulated depreciation is approximately $97,800,000).

“Pension Fund Deferral Amount” means, with respect to any Specified Pension Fund Deferral Transaction, the aggregate dollar amount of Specified Pension Fund Obligations which have been deferred pursuant to the terms and conditions of such Specified Pension Fund Deferral Transaction.

“Pension Fund Entities” means those entities identified on Schedule 1.01C hereto.

“Pension Fund Intercreditor Agreement” means, collectively, one or more Intercreditor Agreements by and among one or more of the Pension Fund Entities (and/or any agent on behalf of such Pension Fund Entities), the Company and/or certain of its Subsidiaries, as applicable, and the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means the Jiayu Acquisition.

“Permitted Disposition” means any Asset Sale described on Schedule 6.05B.

“Permitted Encumbrances” means:

(a) Liens for unpaid utilities and Liens imposed by law for taxes, in either case, that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) Liens securing the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank; and

(h) Liens in favor of the “Escrow Agent” under (and as defined in) the Escrow Account Agreement solely in respect of indemnities, fees, expenses and other amounts owing to the Escrow Agent under the Escrow Account Agreement.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Interim Loans” means Revolving Loans made to the Company in US Dollars and advanced by the Lenders in accordance with the terms of Section 2.01(g) and Section 4.02(h) (and subject to the sweep mechanics set forth in Section 2.12(k)).

“Permitted Investments” means:

(a) cash;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any commercial bank (which has outstanding debt securities rated as referred to in paragraph (c) above) that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (f) above.

“Permitted Lease Waiver Amount” has the meaning set forth in clause (q) of Article VII.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent. It is understood and agreed that the documentation for the Yellow Receivables Facility delivered to the Administrative Agent prior to the Effective Date are satisfactory in form and substance to the Administrative Agent.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted 2010 Maturing Notes Repayment Sources” means:

(a) the Net Cash Proceeds of the issuance of any common stock or other Equity Interests of the Company or the issuance of common stock or other Equity Interests of the Company;

(b) the Net Cash Proceeds of the incurrence of any Indebtedness permitted hereby; and

(c) no more than an aggregate amount of $50,000,000 of cash on hand with the Company and its Subsidiaries; provided that (i) such cash cannot be proceeds of any Borrowing, Loan, Acceptance or Letter of Credit hereunder, (ii) such cash cannot be applied to the 2010 Maturing Notes unless and until the Cash Settlement Amount in respect of the applicable 2010 Maturing Notes is equal to or less than $50,000,000 and (iii) to the extent any such cash is used to make a payment of any amount in respect of the USF Bonds or the 5% Contingent Convertible Senior Notes in accordance with the terms of this clause (c), the aggregate amount available for further cash payments under this clause (c) in respect of any of the 2010 Maturing Notes shall be decreased by an amount equal to the aggregate amount of any such cash payments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prepayment Event” means (without duplication):

(a) any Real Estate Asset Sale (including the Specified Sale and Leaseback Transaction solely to the extent that the amount of Net Cash Proceeds of such Specified Sale and Leaseback Transaction exceed, and solely with respect to the Net Cash Proceeds in excess of, the sum of (i) $150,000,000 minus the Pension Fund Basket Deduction Amount; provided that in no event shall the Pension Fund Basket Deduction Amount exceed $50,000,000 in the aggregate and (ii) the amount of such Net Cash Proceeds used by the Company to pay any fees under or in connection with the Credit Agreement or other Loan Documents or the Yellow Receivables Facility in an aggregate amount not to exceed $10,000,000, as contemplated by that certain Waiver No. 1 dated as of January 15, 2009 to this Agreement); or

(b) any Non-Real Estate Asset Sale the Net Cash Proceeds of which, together with the aggregate amount of Net Cash Proceeds received from all Non-Real Estate Asset Sales occurring in the same fiscal year of the Company, exceed $25,000,000; or

(c) the issuance of any common stock or other Equity Interests by the Company or any Subsidiary (other than (i) common stock or other Equity Interests issued to the employees, directors or officers and other members of management of the Company or any Subsidiary in connection with equity incentive plans, (ii) common stock or other Equity Interests issued in connection with repaying or refinancing the 2010 Maturing Notes solely to the extent that the Net Cash Proceeds of any such issuance is applied to refinance the 2010 Maturing Notes and to pay any fees or expenses directly related to such refinancing or (iii) common stock or other Equity Interests issued to the Company or any Wholly-Owned Subsidiary); or

(d) the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Ratable Indenture Liens” means Liens granted in respect of and as required by debentures, notes or other evidences of Indebtedness (including, without limitation, the USF Bonds) issued pursuant to the USF Bond Indenture.

“RBS Lease” means that certain Master Lease Agreement, dated as of January 17, 2008, by and among RBS Asset Finance, any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Real Estate Asset Sale” means any Asset Sale in respect of real property assets of the Company or any of its Subsidiaries.

“Recapitalization Transaction” means that (x) no less than 95% (or such other percentage as is consented to by the Supermajority Lenders) of the aggregate principal amount of each of (i) the USF Bonds, (ii) the 5% Contingent Convertible Senior Notes and (iii) the 3.375% Contingent Convertible Senior Notes shall have converted to capital stock of the Company on terms and conditions reasonably acceptable to the Administrative Agent and (y) to the extent required, the requisite number of shareholders of the Company shall have consented to the equity issuance and other actions required to consummate the conversion described in the foregoing clause (x).

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of a Financial Officer of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Company and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents.

“Regional Sub-Segments” means each of (i) Holland, (ii) New Penn and (iii) Reddaway.

“Register” has the meaning set forth in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding principal amount of Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures, aggregate principal amount of Term Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans, UK Tranche Revolving Loans, Canadian Tranche Revolving Loans or Acceptances.

“Revolving Commitment” means the US Tranche Revolving Commitment, the Canadian Tranche Commitment and the UK Tranche Commitment.

“Revolving Credit Exposure” means a US Tranche Revolving Exposure, a Canadian Tranche Exposure or a UK Tranche Exposure.

“Revolving Loan” means a US Tranche Revolving Loan, a Canadian Tranche Revolving Loan or a UK Tranche Revolving Loan.

“Rollover” means an issue of Acceptances on the maturity of an outstanding issue of Acceptances having an aggregate face amount which is less than or equal to the aggregate face amount of the maturing issue of Acceptances.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“S&P” means Standard & Poor’s.

“Schedule I Bank” means any Canadian Tranche Lender named on Schedule I to the Bank Act (Canada).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto) between the Domestic Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Notes” means the 5% Contingent Convertible Senior Notes, the 3.375% Contingent Convertible Senior Notes and the USF Bonds, as applicable.

“SG&A (Monthly)” means, as of any date of determination, the sum of all direct and indirect selling expenses and all general and administrative expenses of the Company and its Subsidiaries for the calendar month ending immediately prior to such date of determination, calculated on a basis consistent in all respects with the calculation of SG&A (Monthly) pursuant to the financial plan delivered to the Administrative Agent on October 24, 2009.

“SG&A (Monthly) Expense Report” has the meaning given to such term in Section 5.01(n).

“Specified Cost Savings Plan” means a financial analysis and plan, delivered by the Company to the Administrative Agent, demonstrating annualized costs savings of at least $200,000,000.

“Specified Pension Fund Obligations” means, with respect to any Specified Pension Fund Deferral Transaction, the payment obligations due from the Company and/or its applicable Subsidiaries (including, without limitation, interest accrued thereon as of such date and thereafter accruing until so paid) to the applicable Pension Fund Entities set forth on the related Specified Pension Fund Deferral Transaction Certificate. For the avoidance of doubt, the “Specified Pension Fund Obligations” shall include any portion of the Company’s and/or any of its Subsidiary’s obligations owing to the Pension Fund Entities identified on Schedule 1.01C in an aggregate amount equal to $50,327,819.70 which obligations were initially due and payable on February 15, 2009 (the “Original Specified Pension Fund Obligations”).

“Specified Pension Fund Deferral Transaction” means any agreement by the applicable Pension Fund Entities to permit the Company and/or its applicable Subsidiaries to defer the payment of the Specified Pension Fund Obligations (including the principal amount of such obligations and any related interest payment accrued thereon but unpaid as of the date of the related Specified Pension Fund Deferral Transaction Documents by the applicable Pension Fund Entity) set forth on the related Specific Pension Fund Deferral Transaction Certificate for a period ending no earlier than January 1, 2010 (other than current interest), all on terms and conditions reasonably satisfactory to the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

“Specified Pension Fund Deferral Transaction Amendment” means an Amendment to the Specified Pension Fund Deferral Transaction Documents providing for the deferral of cash payment in respect of 100% (or such lesser percentage as the Supermajority Lenders shall consent to) of the scheduled amortization payments and all scheduled interest payments thereunder from and after the date of the consummation of the Recapitalization Transaction and through December 31, 2010, subject to deferral termination events substantially similar to those under this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

“Specified Pension Fund Deferral Transaction Certificate” means a certificate signed by a Financial Officer of the Company and delivered to the Administrative Agent in connection with each Specified Pension Fund Deferral Transaction, certifying: (a) that no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) the Pension Fund Deferral Amount in respect thereof, (c) the Pension Entity(ies) party thereto, (d) the attached copies of the complete and correct Specified Pension Fund Deferral Transactions Documents in respect thereof and (e) if applicable, the calculation demonstrating that, after giving effect to such Specified Pension Fund Deferral Transaction, the Specified Value of all Specified Properties subject to a Specified Pension Fund Deferral Transaction as of such date shall not exceed (in the aggregate) an amount equal to two times the Pension Fund Deferral Amount in respect of all existing Specified Pension Fund Deferral Transactions.

“Specified Pension Fund Deferral Transaction Documents” means the material agreements, instruments and other documentation set forth in and attached to each Specified Pension Fund Deferral Transaction Certificate and each Pension Fund Intercreditor Agreement, in each case as the same may be, to the extent permitted hereunder, amended, restated, supplemented or otherwise modified from time to time.

“Specified Sale and Leaseback Transaction” means the sale and simultaneous lease back of approximately thirty-two operating warehouse facilities owned by the Company and located throughout the United States pursuant to the terms of that certain Real Estate Sales Contract dated December 19, 2008 by NATMI Truck Terminals, LLC and the Company, as in effect on the Amendment No. 2 Effective Date and without giving effect to any amendment, waiver or other modification thereto which is in any manner adverse to any Lender (including, without limitation, in respect of the purchase price thereunder, the number of parcels of real estate subject thereto and the interest rate in respect of the obligations thereunder).

“Specified Properties” means those parcels of real property set forth on Schedule 6.18 (and all accessions, proceeds and related property).

“Specified Value” means, with respect to any Specified Property, the net book value thereof as of February 28, 2009, as set forth on Schedule 6.18.

“Stamping Fee” means the stamping fee payable at the time of each Acceptance, calculated and payable in the manner provided for in Section 2.04(f).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.07 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.

“Subsidiary Guarantee Agreement” means the Amended and Restated Subsidiary Guarantee Agreement, dated as of the Amendment No. 2 Effective Date, substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person that is required to become party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor pursuant to the terms of Section 5.09, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.

“Supermajority Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding principal amount of Term Loans and unused Commitments representing at least 66 2/3% of the sum of the total Revolving Credit Exposures, aggregate principal amount of outstanding Term Loans and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure, (b) the UK Tranche Swingline Exposure and (c) the Canadian Tranche Swingline Exposure at such time. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure, (b) the UK Tranche Swingline Exposure and (c) the Canadian Tranche Swingline Exposure of such Lender at such time.

“Swingline Lender” means the US Tranche Swingline Lender, the Canadian Tranche Swingline Lender or the UK Tranche Swingline Lender.

“Swingline Loan” means a US Tranche Swingline Loan, a Canadian Tranche Swingline Loan or a UK Tranche Swingline Loan.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Teamsters Deal” means the Second Amended and Restated Job Security Plan by and among YRC Inc., USF Holland, Inc. and New Penn Motor Express, Inc. and the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters as disclosed to the Lenders on or prior to the Amendment No. 9 Effective Date, without giving effect to any amendment, restatement, supplement or any other modification (in each case which are adverse to the Lenders) after such date.

“Term Loan” means a US Tranche Term Loan and “Term Loans” means the US Tranche Term Loans.

“Term Loan Borrowing” means a US Tranche Term Loan Borrowing.

“Test Period” means each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).

“13-Week Cash Flow Projections” has the meaning assigned to such term in Section 5.01(f).

“3.375% Contingent Convertible Senior Notes” means, collectively, (i) the Company’s 3.375% Contingent Convertible Senior Notes due 2023 issued pursuant to the 3.375% Senior Note Indenture and (ii) the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 issued pursuant to the 3.375% Net Share Settled Contingent Convertible Senior Note Indenture.

“3.375% Net Share Settled Contingent Convertible Senior Note Indenture” means the Indenture in respect of 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023, dated as of December 31, 2004 among the Company and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“3.375% Senior Note Indenture” means the Indenture in respect of 3.375% Contingent Convertible Senior Notes due 2023, dated as of November 25, 2003 among the Company and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Leverage Ratio” means, as of the end of any Test Period, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” means the US Tranche, the Canadian Tranche or the UK Tranche.

“Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Percentage, Canadian Tranche Percentage or UK Tranche Percentage, as applicable.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and the use of the proceeds thereof, the issuance of Drafts and the use of proceeds of Acceptances, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Loan Parties of the other Loan Documents.

“2010 Maturing Notes” means, collectively, the USF Bonds and the 5% Contingent Convertible Senior Notes.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Base Rate or the CDOR BA Rate. A Borrowing of Acceptances shall be considered to be a “Type” of Borrowing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other jurisdiction the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Agent” means J.P. Morgan Europe Limited, in its capacity as UK administrative agent for the UK Tranche Lenders hereunder.

“UK Borrower” means (i) YRC Logistics Limited, a company organized under the laws of England and Wales and (ii) any other UK Subsidiary that has been designated as such pursuant to Section 2.21 and that, in each case, has not ceased to be a UK Borrower as provided in such Section.

“UK Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of England and Wales.

“UK Swingline Rate” means, for any day, such rate as the UK Tranche Swingline Lender shall determine adequately reflects the overnight cost of funds to the UK Tranche Swingline Lender to make or maintain a UK Tranche Swingline Loan to the UK Borrowers on such day.

“UK Tranche” means the UK Tranche Commitments, the UK Tranche Revolving Loans, the UK Tranche LC Exposure and the UK Tranche Swingline Loans.

“UK Tranche Available Commitment” means, at any time, the aggregate UK Tranche Commitment then in effect minus the UK Tranche Exposure of all the UK Tranche Lenders at such time.

“UK Tranche Commitment” means, with respect to each UK Tranche Lender, the commitment of such UK Tranche Lender to make UK Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the UK Tranche and UK Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such UK Tranche Lender’s UK Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.09, 2.12 and 2.19(f) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each UK Tranche Lender’s UK Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which UK Tranche Lender shall have assumed its UK Tranche Commitment, as applicable. The aggregate amount of the UK Tranche Commitments on the date hereof is $10,000,000.

“UK Tranche Exposure” means, with respect to any UK Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s UK Tranche Percentage of the sum of the principal amounts of the outstanding UK Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s UK Tranche LC Exposure and UK Tranche Swingline Exposure at such time.

“UK Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Tranche denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the UK Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the UK Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The UK Tranche LC Exposure of any UK Tranche Lender at any time shall be its UK Tranche Percentage of the total UK Tranche LC Exposure at such time.

“UK Tranche Lender” means a Lender with a UK Tranche Commitment.

“UK Tranche Percentage” means, with respect to any UK Tranche Lender, the percentage of the total UK Tranche Commitments represented by such Lender’s UK Tranche Commitment. If the UK Tranche Commitments have terminated or expired, the UK Tranche Percentages shall be determined based upon the UK Tranche Commitments most recently in effect, giving effect to any assignments.

“UK Tranche Revolving Borrowing” means a Borrowing comprised of UK Tranche Revolving Loans.

“UK Tranche Revolving Loan” means a Loan made by a UK Tranche Lender pursuant to Section 2.01(c). Each UK Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan, and each UK Tranche Revolving Loan made to a UK Borrower shall be denominated in Pounds Sterling or Euro and shall be a Eurocurrency Loan.

“UK Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all UK Tranche Swingline Loans outstanding at such time. The UK Tranche Swingline Exposure of any UK Tranche Lender at any time shall be its UK Tranche Percentage of the total UK Tranche Swingline Exposure at such time.

“UK Tranche Swingline Lender” means JPMorgan Chase Bank, National Association, London Branch, in its capacity as lender of UK Tranche Swingline Loans hereunder.

“UK Tranche Swingline Loan” means a Loan made by the UK Tranche Swingline Lender to a UK Borrower pursuant to Section 2.05.

“Unrestricted Cash” means, as of any date of determination, any unrestricted Permitted Investments held by the Company and its Domestic Subsidiaries (other than any Receivables Entity) as of such date (but not including any amounts pledged to third parties).

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Designated Foreign Currency or an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Swingline Rate” means (a) with respect to any US Tranche Swingline Loan that is repaid within one Business Day of the date such US Tranche Swingline Loan was made, the Alternate Base Rate, and (b) with respect to all other US Tranche Swingline Loans, the Money Market Rate.

“US Tranche” means the US Tranche Commitments, the US Tranche Revolving Loans, the US Tranche Term Loans, the US Tranche LC Exposure and the US Tranche Swingline Loans.

“US Tranche Available Revolving Commitment” means, at any time, the aggregate US Tranche Revolving Commitment then in effect minus the US Tranche Revolving Exposure of all the US Tranche Lenders at such time.

“US Tranche Borrowing” means a US Tranche Revolving Borrowing or a US Tranche Term Loan Borrowing.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the sum of such Lender’s US Tranche Revolving Commitment and US Tranche Term Loan Commitment.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the US Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment.

“US Tranche Percentage” means, with respect to any US Tranche Lender, (a) with respect to US Tranche Revolving Loans, US Tranche LC Exposure or US Tranche Swingline Loans, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment and (b) with respect to the US Tranche Term Loans, a percentage equal to a fraction the numerator of which is such US Tranche Lender’s outstanding principal amount of the US

Tranche Term Loans and the denominator of which is the aggregate outstanding amount of the US Tranche Term Loans of all US Tranche Lenders. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the US Tranche and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.09, 2.12 and 2.19(f) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each US Tranche Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Revolving Commitment. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is $915,000,000.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s US Tranche LC Exposure and US Tranche Swingline Exposure at such time.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

“US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche Swingline Exposure at such time.

“US Tranche Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of US Tranche Swingline Loans hereunder.

“US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company pursuant to Section 2.05.

“US Tranche Term Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(d).

“US Tranche Term Loan Borrowing” means a Borrowing comprised of US Tranche Term Loans.

“US Tranche Term Loan Commitment” means (a) as to any US Tranche Lender, the aggregate commitment of such US Tranche Term Lender to make US Tranche Term Loans as set forth on Schedule 2.01 or in the most recent Assignment and Assumption executed by such US Tranche Lender and (b) as to all US Tranche Lenders, the aggregate commitment of all US Tranche Lenders to make US Tranche Term Loans, which aggregate commitment shall be $150,000,000 on the Effective Date. After advancing the US Tranche Term Loan, each reference to a US Tranche Lender’s US Tranche Term Loan Commitment shall refer to that US Tranche Lender’s US Tranche Percentage of the US Tranche Term Loans.

“US Tranche Total Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) (i) such Lender’s US Tranche Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (ii) the aggregate amount of such Lender’s US Tranche LC Exposure and US Tranche Swingline Exposure at such time and (b) an amount equal to the aggregate principal amount of such Lender’s US Tranche Term Loans outstanding at such time.

“USF” means YRC Regional Transportation, Inc., a Delaware corporation.

“USF Bond Indenture” means the Indenture, dated as of May 5, 1999 among USF, the guarantors named therein, and The Bank of New York (successor-in-interest to JPMorgan Chase Bank, National Association, successor by merger to Bank One, NA, as successor-in-interest to NBD Bank), as trustee thereunder, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“USF Bonds” means USF’s 6 1/2% Guaranteed Notes due May 1, 2009 and 8 1/2% Guaranteed Notes due April 15, 2010 issued pursuant to the USF Bond Indenture.

“Vehicle Title Custodian” has the meaning assigned to such term in Section 11.03(b).

“Vehicle Title Custodian Agreement” means that certain Custodial Administration Agreement, dated as of January 15, 2009, by and among the Company, the Subsidiary Guarantors, VINtek, Inc. and JPMorgan Chase Bank, National Association, as the same may be amended, amended and restated, restated, supplemented, replaced or otherwise modified from time to time.

“Volvo Lease” means that certain Master Lease Agreement, dated as of February 19, 2009, by and among VFS Leasing Co., any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Weekly Operating EBITDA” means, as of any date of determination, the combined operating EBITDA for each of the National, Reddaway, New Penn and Holland business divisions of the Company and each of their respective Subsidiaries calculated on a basis consistent in all respects with the calculation of estimated operating EBITDA for each such business division pursuant to the financial summary delivered to the Administrative Agent on October 24, 2009, in each case for the four calendar week period ended as of such date of determination.

“Weekly Operating EBITDA Report” has the meaning given to such term in Section 5.01A(a).

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

“Yellow Receivables Facility” means that certain receivables facility and trust evidenced by the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, among YRRFC, Falcon Asset Securitization Company LLC, Three Pillars Funding LLC, Amsterdam Funding Corporation, the financial institutions party thereto as “Committed Purchasers”, Wachovia Bank, National Association, as letter of credit issuer and as co-agent, SunTrust Robinson Humphrey, Inc., as co-agent, The Royal Bank of Scotland plc (as successor to ABN AMRO Bank, N.V.), as co-agent, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as co-agent and as administrative agent, and the Amended and Restated Receivables Sale Agreement dated as of May 24, 2005, among YRC Inc. (as successor to Yellow Transportation, Inc. and Roadway Express, Inc.), USF Reddaway Inc., USF Holland Inc. and YRRFC, in each case, as amended, restated, amended and restated, supplemented, modified, extended, refinanced, renewed or replaced.

“YRCMI” means YRC Mortgages, LLC, a Delaware limited liability company.

“YRCMI Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 10, 2004, among the Company, YRCMI, as lender, and Yellow Transportation, Inc., as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“YRRFC” means Yellow Roadway Receivables Funding Corporation, a Delaware corporation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Canadian Tranche Exposure, the UK Tranche Exposure or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to Canadian Dollars, Euro, Pounds Sterling and each Alternative Currency in which any requested or outstanding Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (m) of Section 2.06, as applicable.

(b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company from time to time during the Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Revolving Commitment or (ii) the aggregate amount of the Lenders’ US Tranche Revolving Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments.

(b) Subject to the terms and conditions set forth herein, each Canadian Tranche Lender agrees to make Canadian Tranche Revolving Loans to the Canadian Borrowers in Canadian Dollars and/or to the Company in US Dollars and to accept Drafts issued by the Canadian Borrowers in Canadian Dollars from time to time during the Availability Period in an aggregate principal amount of Loans and face amount of Acceptances at any time outstanding that will not result in (i) such Lender’s Canadian Tranche Exposure exceeding its Canadian Tranche Commitment or (ii) the aggregate amount of the Lenders’ Canadian Tranche Exposures exceeding the aggregate amount of the Canadian Tranche Commitments.

(c) Subject to the terms and conditions set forth herein, each UK Tranche Lender agrees to make UK Tranche Revolving Loans to the UK Borrowers in Pounds Sterling or Euro and/or to the Company in US Dollars from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s UK Tranche Exposure exceeding its UK Tranche Commitment or (ii) the aggregate amount of the Lenders’ UK Tranche Exposures exceeding the aggregate amount of the UK Tranche Commitments.

(d) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make a US Tranche Term Loan in US Dollars to the Company on the Effective Date, in an amount equal to such US Tranche Lender’s US Tranche Term Loan Commitment and by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.

(e) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(f) Notwithstanding anything to the contrary set forth in this Section 2.01, there shall be no obligation of any Lender to make any Existing Block Loans or issue any Letters of Credit in respect of the Existing Revolver Reserve Amount unless the conditions specified in Section 4.02(d) (or, solely in the case of Permitted Interim Loans, the conditions specified in Section 4.02(h)) shall have been satisfied or waived as of the date of the making of such Loans, and there shall be no obligation of any Lender to make any New Block Loans or issue any Letters of Credit in respect of New Revolver Reserve Amount unless the conditions specified in Section 4.02(e) shall have been satisfied or waived as of the date of the making of such Loans. Further, (i) no Existing Block Loan shall be advanced or Letters of Credit in respect of the New Revolver Reserve Amount issued by the Lenders if the aggregate principal amount of Existing Block Loans plus Letters of Credit in respect of Existing Revolver Reserve Amount at any time outstanding would exceed the Existing Revolver Reserve Amount at such time and (ii) no New Block Loan shall be advanced or Letters of Credit in respect of New Revolver Reserve Amount shall be issued by the Lenders if the aggregate principal amount of New Block Loans and Letters of Credit in respect of the New Revolver Reserve Amount at any time outstanding would exceed the New Revolver Reserve Amount at such time.

(g) Permitted Interim Loans may only be requested by the Company during the period commencing on the Amendment No. 11 Effective Date to and including December 15, 2009 (or such later date as the Supermajority Lenders shall agree), and no such Permitted Interim Loans shall be made by the Lenders (regardless of whether the conditions specified in Section 4.02(h) are or are not satisfied) following such date. Further, no Permitted Interim Loans may be advanced by the Lenders unless (i) there is no unused availability under the Revolving Commitments other than amounts comprising the Existing Revolver Reserve Amount and (ii) there are no amounts available for drawing under the Yellow Receivables Facility as of such date. In no event shall more than an aggregate amount of $50,000,000 of Permitted Interim Loans be outstanding at any time.

SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each Canadian Tranche Revolving Loan shall be made as part of a Borrowing consisting of Canadian Tranche Revolving Loans made by the Canadian Tranche Lenders ratably in accordance with their respective Canadian Tranche Commitments. Each Acceptance shall be issued in accordance with Section 2.04. Each UK Tranche Revolving Loan shall be made as part of a Borrowing consisting of UK Tranche Revolving Loans made by the UK Tranche Lenders ratably in accordance with their respective UK Tranche Commitments. Each US Tranche Term Loan shall be made as part of a Borrowing consisting of US Tranche Term Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it or to accept any Acceptance required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.15,

(i) each US Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(ii) each Canadian Tranche Revolving Borrowing shall be comprised entirely of Acceptances or Canadian Base Rate Loans, in each case as a Canadian Borrower may request in accordance herewith, or entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(iii) each UK Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans, in each case as the Company or a UK Borrower may request in accordance herewith;

(iv) each US Tranche Term Loan Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;

(v) each US Tranche Swingline Loan shall bear interest by reference to the US Swingline Rate;

(vi) each Canadian Tranche Swingline Loan shall be a Canadian Base Rate Loan; and

(vii) each UK Tranche Swingline Loan shall bear interest by reference to the UK Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing (other than Acceptances and Borrowings in respect of the Existing Revolver Reserve Amount and in respect of the New Revolver Reserve Amount) shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments, Canadian Tranche Commitments or UK Tranche Commitments, as applicable, or that is required to finance the reimbursement of an LC

Disbursement as contemplated by Section 2.06(e) and a Canadian Base Rate Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available Canadian Tranche Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten US Tranche Eurocurrency Borrowings outstanding, a total of five Canadian Tranche Eurocurrency Revolving Borrowings outstanding or a total of five UK Tranche Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date or, in the case of an Acceptance, if the maturity date thereof would occur after the Maturity Date.

(e) Borrowings in respect of the Existing Revolver Reserve Amount and in respect of the New Revolver Reserve Amount, as applicable, shall be in an aggregate amount that is at least equal to the lesser of (i) $10,000,000 and (ii) the positive difference of (x) the Existing Revolver Reserve Amount or the New Revolver Reserve Amount, as applicable, minus (y) Existing Block Loans or the New Block Loans outstanding, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone:

(a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing,

(b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing,

(c) in the case of a Canadian Base Rate Revolving Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing, and

(d) in the case of a Borrowing of Acceptances, not later than 1:00 p.m., Toronto time, two Business Days before the date of the proposed Borrowing.

Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed by 2:00 p.m. (Local Time) on the same Business Day by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche Borrowing, a UK Tranche Revolving Borrowing or a Canadian Tranche Revolving Borrowing;

(iii) the currency (in the case of a Borrowing other than a US Tranche Term Loan Borrowing which is only available in US Dollars) and aggregate principal amount (in the case of Loans) or face amount (in the case of Acceptances) of the requested Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) in the case of a Borrowing of Acceptances, the term applicable thereto, which shall be a period contemplated by Section 2.04(a); and

(viii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing under the US Tranche, an ABR Borrowing, (ii) in the case of a Borrowing under the UK Tranche, a Eurocurrency Borrowing, and (iii) in the case of a Borrowing under the Canadian Tranche denominated in (x) Canadian Dollars, a Canadian Base Rate Borrowing, and (y) US Dollars, an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no term is specified with respect to any requested Borrowing of Acceptances, then the relevant Borrower shall be deemed to have selected a term of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan or accept a Draft as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made or the face amount of the Draft to be accepted by such Lender as part of the requested Borrowing. For the avoidance of doubt, the Company may only make two (2) requests for an Existing Block Loan and/or a New Block Loan in any calendar week.

SECTION 2.04. Canadian Bankers’ Acceptances.

(a) Notice and Term. Any Canadian Borrower may give the Canadian Agent instructions (which must be received by the Canadian Agent before 12:00 noon (Toronto time) on the second Business Day before the proposed date of a requested Borrowing to be effective) that it wishes to have Drafts accepted under this Agreement on any proposed Business Day and stating the aggregate face amount and the term applicable to such Drafts. The term of such Drafts must be a period of one, two, three or six months (the “Contract Period”), and be subject to marketability, maturing on or before the end of the Availability Period.

(b) Face Amount of Drafts. The aggregate face amount of an issue of Drafts to be accepted on any particular date of a requested Borrowing must be C$5,000,000 or a whole number multiple of C$1,000,000 in excess thereof. The face amount of each Acceptance shall be a whole number multiple of C$100,000. The Canadian Agent will round allocations among the Canadian Tranche Lenders to ensure that each Acceptance issued has a face amount which is a whole number multiple of C$100,000, and such rounded allocation shall constitute the Canadian Tranche Lenders’ respective Canadian Tranche Percentages of an issue of Acceptances for the purposes of this Agreement.

(c) Power of Attorney. In order to facilitate issues of Acceptances pursuant to this Agreement, each Canadian Borrower authorizes each Canadian Tranche Lender, and for this purpose appoints each Canadian Tranche Lender its lawful attorney, to complete, sign and endorse Drafts issued in accordance with Sections 2.04(a) and (b) on its behalf in handwritten or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, and following acceptance of them as an Acceptance under this Agreement, then purchase, discount or negotiate such Acceptances in accordance with the provisions of this Section 2.04. Drafts so completed, signed, endorsed and negotiated on behalf of any Canadian Borrower by any Canadian Tranche Lender shall bind such Canadian Borrower as fully and effectively as if so performed by an authorized officer of such Canadian Borrower. No Canadian Tranche Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Tranche Lender or its officers, employees, agents or representatives. Alternatively, each Canadian Borrower agrees that, at the request of the Canadian Agent, each Canadian Borrower shall deliver to the Canadian Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Restrictions. The Canadian Agent shall have the discretion to restrict the term and maturity date of an issue of Acceptances and the number of issues of Acceptances outstanding at any one time. Unless the Canadian Agent notifies each Canadian Borrower to the contrary, the maximum number of issuances of Acceptances outstanding at any time is limited to five in total for all Canadian Borrowers.

(e) Discount and Sale of Acceptances.

(i) Except as otherwise provided in Section 2.04(j), each Canadian Tranche Lender shall purchase for its own account Acceptances accepted by such Canadian Tranche Lender on the date of such Borrowing at the purchase price equal to the face amount of such Acceptances less an amount equal to the amount (the “Discount”) that yields to such Canadian Tranche Lender (excluding the Stamping Fee) an interest rate per annum equal to the CDOR BA Rate applicable to such Acceptance for the applicable term of such Acceptances.

(ii) Except as otherwise provided in Sections 2.04(l) and (m), each Canadian Tranche Lender shall pay the Net Acceptance Proceeds of its Canadian Tranche Percentage of each issue of Acceptances to the Canadian Agent on the date of such Borrowing in exchange for delivery of such Acceptances. Such Net Acceptance Proceeds, when received by the Canadian Agent, will be advanced by bank transfer to the credit of the applicable Canadian Borrower’s account.

(iii) Each Canadian Tranche Lender may at any time and from time to time purchase, hold, sell, rediscount or otherwise dispose of any Acceptance, and no such dealing shall prejudice or impair any Canadian Borrower’s obligations under Section 2.04(g).

(f) Stamping Fee. A stamping fee is payable by the applicable Canadian Borrower to each accepting Canadian Tranche Lender on the issuance of each Acceptance and shall be calculated upon the face amount of each such Acceptance for the duration of its term on the basis of the actual number of days to elapse from the date of its acceptance up to the maturity date of the Acceptance, calculated at the Applicable Rate. Each accepting Canadian Tranche Lender shall be entitled to deduct from the Acceptance Proceeds to be remitted to the Canadian Agent pursuant to Subsection 2.04(e)(ii) the stamping fee payable to it as determined in accordance with this Section 2.04(f).

(g) Payment of Acceptances. Subject to Section 2.04 (l) and (m), each Canadian Borrower shall pay to each Canadian Tranche Lender the full face amount of each Acceptance accepted by such Canadian Tranche Lender for its account on the maturity date of such Acceptance. If an Acceptance matures and such Canadian Borrower has not made such payment, nor effected a Conversion or Rollover pursuant to Section 2.04(l) or (m), respectively, such Canadian Borrower shall be deemed to have provided for payment of the full face amount of the Acceptance by Conversion of such Acceptance into a Canadian Base Rate Loan in a principal amount equal to the full face amount of the Acceptance on its maturity date.

(h) Waivers. No Canadian Borrower shall claim from any Canadian Tranche Lender any days of grace for the payment at maturity of any Drafts presented and accepted by such Canadian Tranche Lender pursuant to this Agreement. In addition, each Canadian Borrower waives demand, presentment for payment, protest, notice of protest, dishonor, notice of dishonor and any other notice or defense to payment (including the doctrine of merger) which might otherwise exist if for any reason an Acceptance is held by any Canadian Tranche Lender in its own right at the maturity thereof.

(i) Notice of Maturing Acceptances. The applicable Canadian Borrower shall give the Canadian Agent, before 12:00 noon (Toronto time) on the second Business Day before the maturity of any Acceptances, a notice of repayment or Borrowing Request requesting a Conversion or Rollover in respect of such Acceptances in order to permit each Canadian Tranche Lender to organize its internal funding requirements to fund the payment of the face amount of such Acceptances to the respective holders thereof upon or following maturity.

(j) B/A Equivalent Advances. If a Canadian Tranche Lender is not a Canadian chartered bank or is not permitted by applicable law to, or does not by virtue of policy or customary practice, accept Drafts for the purpose of subsequent sale as a bankers’ acceptance (a “Non-Acceptance Lender”), each time a Canadian Borrower gives a Borrowing Request for an issue of Acceptances, such Non-Acceptance Lender shall, in lieu of accepting and purchasing Acceptances pursuant to Section 2.04(e), make an advance in Canadian Dollars to such Canadian Borrower (a “B/A Equivalent Advance”) in the amount equal to the Acceptance Proceeds which would be derived from a hypothetical sale of Drafts accepted by it (“Notional Acceptances”) in the aggregate face amount of its Canadian Tranche Percentage of such requested issue of Acceptances at a discount rate that yields to such Non-Acceptance Lender (excluding the Stamping Fee) an interest rate per annum equal to the CDOR BA Rate for Acceptances accepted by a Canadian Tranche Lender that is not a Schedule I Bank. Any B/A Equivalent Advance shall be repayable on the maturity of such issue of Acceptances. A Non-Acceptance Lender shall be entitled to deduct from the amount of its B/A Equivalent Advance to be paid to the Canadian Agent pursuant to Subsection 2.04(e)(ii) an amount equal to the Stamping Fee determined in accordance with Section 2.04(f) that would have been payable to it with respect to the Notional Acceptances corresponding to the B/A Equivalent Advance. For the purposes of this Agreement each reference to an issue of Acceptances or Acceptances issued by a Non-Acceptance Lender shall be deemed to include, where relevant, B/A Equivalent Advances, with the necessary changes being made to fit the context.

(k) Calculation of Net Acceptance Proceeds. The Net Acceptance Proceeds for any Acceptances purchased by a Canadian Tranche Lender may be determined in accordance with the following formula:

where n is the number of days to elapse in the term of the Acceptances, CDOR BA Rate is the applicable rate for such Acceptance and is expressed as a decimal and AR is the Applicable Rate with respect to the Stamping Fee.

(l) Conversions. Any Canadian Borrower may request the Canadian Tranche Lenders to convert (a) at any time, a Canadian Base Rate Borrowing or a portion thereof into an issue of Acceptances or (b) on its maturity date, an issue of Acceptances or a portion thereof into a Canadian Base Rate Borrowing, upon delivering a Borrowing Request to the Canadian Agent requesting a Conversion specifying both the amount of the Borrowing to be converted and the amount and Type of the requested resulting Borrowing. The relevant provisions of this Agreement applicable to a borrowing and availability of the Type of Borrowing which will result from the Conversion (as well as any portion of the Borrowing which is not being converted) must be satisfied to effect any such requested Borrowing (including the applicable notice provisions contained in Section 2.03). Subject to the foregoing provisions of this Section 2.04(l), the Borrowing (or portion thereof) requested to be converted shall be converted in accordance with the Borrowing Request and any Net Acceptance Proceeds derived from the Conversion shall be retained by each Canadian Tranche Lender for its own account.

(m) Rollovers. At or before 12:00 noon (Toronto time) two Business Days prior to the maturity of an issue of Acceptances, unless the applicable Canadian Borrower has delivered to the Canadian Agent a Borrowing Request requesting a Conversion in accordance with Section 2.04(l) or a notice of repayment, such Canadian Borrower shall deliver a Borrowing Request to the Canadian Agent requesting a Rollover and selecting the term applicable to the resulting issue of Acceptances. The relevant provisions of this Agreement applicable to a Borrowing of Acceptances must be satisfied to effect any such Rollover. Subject to the foregoing provisions of this Section 2.04(m), the Borrowing (or portion thereof) requested to be rolled over shall be rolled over in accordance with the Borrowing Request and the Net Acceptance Proceeds derived from the Rollover shall be retained by each Canadian Tranche Lender for its own account. The provisions of Section 2.04(g) shall apply if any Canadian Borrower fails to deliver any such requests or notice.

(n) Payments on a Conversion or Rollover. If any Canadian Borrower requests the Canadian Tranche Lenders to convert a Canadian Base Rate Loan or a portion thereof to an issue of Acceptances pursuant to Section 2.04(l), or to Rollover an issue of Acceptances or a portion thereof pursuant to Section 2.04(m), then such Canadian Borrower shall pay to the Canadian Tranche Lenders the difference between (a) the face amount of the resulting Acceptances minus (b) the Net Acceptance Proceeds of the resulting Acceptances determined in accordance with Section 2.04(k) upon the acceptance and purchase of the resulting Acceptances in accordance with this Section 2.04.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $0 or (ii) the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the Canadian Tranche Swingline Lender agrees to make Canadian Tranche Swingline Loans in Canadian Dollars to the Canadian Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding Canadian Tranche Swingline Loans exceeding $0 or (ii) the total Canadian Tranche Exposures exceeding the total Canadian Tranche Commitments; provided that the Canadian Tranche Swingline Lender shall not be required to make a Canadian Tranche Swingline Loan to refinance an outstanding Canadian Tranche Swingline Loan. Subject to the terms and conditions set forth herein, the UK Tranche Swingline Lender agrees to make UK Tranche Swingline Loans in Pounds Sterling or Euro to the UK Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding UK Tranche Swingline Loans exceeding $0 or (ii) the total UK

Tranche Exposures exceeding the total UK Tranche Commitments; provided that the UK Tranche Swingline Lender shall not be required to make a UK Tranche Swingline Loan to refinance an outstanding UK Tranche Swingline Loan. For the avoidance of doubt, from and after the Amendment No. 2 Effective Date, no Swingline Loans shall be made under this Agreement.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., Local Time (except, in the case of a Canadian Tranche Swingline Loan, not later than 12:00 noon, Toronto time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche under which the requested Swingline Loan will be borrowed. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from a Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender or by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the applicable Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance, for its own account and for the benefit of the Company or any Subsidiary of the Company, of Letters of Credit denominated in US Dollars or in any Alternative Currency, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary set forth in this Section 2.06, there shall be no obligation of any Issuing Bank to issue any Letter of Credit in respect of the Existing Revolver Reserve Amount unless the conditions specified in Section 4.02(d) shall have been satisfied or waived as of the date of the issuing of such Letter of Credit, and there shall be no obligation of any Issuing Bank to issue any Letter of Credit in respect of the New Revolver Reserve Amount unless the conditions specified in Section 4.02(e) shall have been satisfied or waived as of the date of the issuing of such Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Tranche under which such Letter of Credit is to be issued or maintained, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Dollar Equivalent of the LC Exposure shall not exceed $700,000,000 (ii) the US Tranche Revolving Exposure shall not exceed the total US Tranche Revolving Commitments, (iii) the Canadian Tranche Exposure shall not exceed the total Canadian Tranche Commitments, and (iv) the UK Tranche Exposure shall not exceed the total UK Tranche Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders under the applicable Tranche, the Issuing Bank hereby grants to each such Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Tranche Percentage of (i) each LC Disbursement made by the Issuing Bank in US Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency, and in each case, not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, in the case of an LC Disbursement made in US Dollars, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan. If the Company fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender under the applicable Tranche of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Tranche Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its Tranche Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in US Dollars the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans or a US Tranche Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in US Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, (i) if such LC Disbursement is made in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR US Tranche Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Rate applicable to Eurocurrency Revolving Loans at such time; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(b), Section 2.12(e) and Section 2.19(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Certain letters of credit issued for the account of the Company and outstanding on the Effective Date are identified on Schedule 2.06 (the “Existing Letters of Credit”). As of the Effective Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.06 as Letters of Credit under the US Tranche, (ii) the undrawn amount of the Existing Letters of Credit and the unreimbursed amount of LC Disbursements with respect to the Existing Letters of Credit shall be included in the calculation of LC Exposure and US Tranche LC Exposure, and (iii) the provisions of this Section 2.06 and Section 2.13(b) shall apply to the Existing Letters of Credit, and the Company and the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letters of Credit.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan or payment of Net Acceptance Proceeds to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans or Acceptances of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans or Net Acceptance Proceeds available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent in New York City, in the case of Loans denominated in US Dollars, in Toronto, in the case of Loans or Acceptances denominated in Canadian Dollars, and in London, in the case of Loans denominated in Pounds Sterling or Euro, or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or, in the case of an Acceptance, the interest rate applicable to Canadian Base Rate Loans. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan or Acceptance included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing and each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued, or to Acceptance Borrowings, which are subject to Section 2.04.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars by the Company under the US Tranche or the Canadian Tranche, be converted to an ABR Borrowing and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company under the US Tranche or the Canadian Tranche, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the US Tranche Term Loan Commitments shall terminate at 3:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Maturity Date. The Revolving Commitments shall be permanently reduced in accordance with the terms and conditions of Section 2.12 and 2.19(f).

(b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of any Tranche; provided that (i) each reduction of the Revolving Commitments of any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Revolving Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Eurocurrency Revolving Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.12, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments, (iii) the Company shall not terminate or reduce the Canadian Tranche Commitments if, after giving effect to any concurrent prepayment of the Canadian Tranche Revolving Loans in accordance with Section 2.12, the aggregate Canadian Tranche Exposures would exceed the aggregate Canadian Tranche Commitments, and (iv) the Company shall not terminate or reduce the UK Tranche Commitments if, after giving effect to any concurrent prepayment of the UK Tranche Revolving Loans in accordance with Section 2.12, the aggregate UK Tranche Exposures would exceed the aggregate UK Tranche Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

(d) At 12:00 a.m., New York City time, on (i) December 16, 2009 (or such later date as may be agreed to by the Supermajority Lenders and the Company) or (ii) if the Recapitalization Transaction shall have been consummated prior to December 16, 2009 (or such later date as may be agreed to by the Supermajority Lenders and the Company), on January 1, 2012 (or such later date as may be agreed to by the Supermajority Lenders and the Company but in no event to be later than the Maturity Date), the Revolving Commitments shall be automatically and irrevocably reduced by an aggregate amount equal to the Aggregate Revolver Reserve Amount.

SECTION 2.10. [Intentionally Omitted].

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower and all other Obligations of such Borrower on the Maturity Date; and (ii) the Company hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made under a Tranche, the applicable Borrower shall repay all Swingline Loans then outstanding under such Tranche. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan. Each Canadian Borrower agrees to make all payments required with respect to Acceptances in accordance with Section 2.04.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan and Acceptance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Acceptance made hereunder, the Class, Type and currency thereof and the Interest Period (or, in the case of an Acceptance, the maturity date) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time, without premium or penalty (other than break funding payments pursuant to Section 2.17), to prepay any Borrowing (other than an Acceptance Borrowing) in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 in excess thereof in the case of any ABR Borrowing, Eurocurrency Borrowing or Swingline Borrowing denominated in US Dollars, (ii) £500,000 or any integral multiple of £500,000 in excess thereof in the case of any Eurocurrency Borrowing or Swingline Borrowing denominated in Pounds Sterling, (iii) €1,000,000 or any integral multiple of €500,000 in excess thereof in the case of any Eurocurrency Borrowing or Swingline Borrowing denominated in Euro or (iv) C$1,000,000 or any integral multiple of C$500,000 in excess thereof in the case of any Borrowing under the Canadian Tranche denominated in Canadian Dollars. Any voluntary prepayment of Revolving Loans shall be made in the following order: first, to New Block Loans, if any, second, to Existing Block Loans, if any, and third, to Revolving Loans outstanding which are not New Block Loans or Existing Block Loans (in each case without a corresponding permanent reduction of the Revolving Commitments at such time unless otherwise specified herein).

(b) In the event and on such occasion that (i) the sum of the US Tranche Revolving Exposures exceeds the total US Tranche Revolving Commitments, (ii) the sum of the Canadian Tranche Exposures exceeds the total Canadian Tranche Commitments or (iii) the sum of the UK Tranche Exposures exceeds the total UK Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings (other than Acceptance Borrowings) or Swingline Borrowings (or, if no such Borrowings are outstanding in such Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j), in the case of the US Tranche, or deposit cash collateral in an account with the Canadian Agent, in the case of the Canadian Tranche) in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required. The Applicable Agent shall make the calculations described in this clause (b) on each Computation Date.

(c) Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall, subject to the terms of clause (a) above, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any voluntary prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment, (ii) in the case of a Canadian Base Rate

Revolving Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of such prepayment, and (iii) in the case of an ABR Borrowing or a Swingline Loan, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) break funding payments pursuant to Section 2.17.

(e) On and after the Amendment No. 12 Effective Date, in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Company or any of its Domestic Subsidiaries in respect of any Prepayment Event, the Company shall, within three (3) Business Days after receipt of such Net Cash Proceeds, subject to the terms and conditions of Sections 2.12(f) (i) and (l), as applicable, prepay the Obligations in the following order in an aggregate amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds (in each case, without a permanent commitment reduction unless expressly stated below):

(i) first, prepay Permitted Interim Loans which are outstanding, if any,

(ii) second, prepay New Block Loans (or cash collateralize Letters of Credit issued in respect of the New Revolver Reserve Amount) which are outstanding, if any,

(iii) third, prepay Existing Block Loans (or cash collateralize Letters of Credit issued in respect of the Existing Revolver Reserve Amount) which are outstanding, if any (with a concurrent permanent reduction of the Existing Revolver Reserve Amount, and the New Revolver Reserve Amount shall be increased by the amount of such prepayment (or cash collateralization) at such time), and

(iv) fourth, prepay Revolving Loans which are not New Block Loans or Existing Block Loans (or cash collateralize Letters of Credit which were not issued in respect of the New Revolver Reserve Amount or in respect of the Existing Revolver Reserve Amount) which are outstanding, if any (with the amount of Revolving Commitments available under such unblocked portion of the facility being decreased and the New Revolver Reserve Amount being increased in like amount).

For the avoidance of doubt, the Applicable Company Percentage of such Net Cash Proceeds referred to in this clause (e) shall not be retained by the Company, but shall instead be used to prepay (without a corresponding commitment reduction) Revolving Loans which are not New Block Loans or Existing Block Loans (or cash collateralize Letters of Credit which were not issued in respect of the New Revolver Reserve Amount or in respect of the Existing Revolver Reserve Amount) which are outstanding at such time.

(f) The Company shall prepay the Obligations on the date that is three (3) Business Days after the earlier of (i) the date on which the Company’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to (x) 50% of the Company’s Excess Cash Flow for such immediately preceding fiscal year, minus (y) any voluntary prepayments of the Term Loans, the Revolving Loans and/or Swing line Loans (but only to the extent that, in the case of the Revolving Loans and the Swingline Loans, such prepayments were accompanied by a corresponding permanent reduction of the Revolving Commitments) (the “Cash Flow Repayment Amount”), with the first such prepayment pursuant to this Section 2.12(f) required to be made by the Company in 2010 in respect of the Company’s Excess Cash Flow for the fiscal year of the Company ending December 31, 2009. Any such prepayments of the Obligations required under this Section 2.12(f) shall be in an amount equal to the Cash Flow Repayment Amount and shall be applied in the following order:

(i) first, prepay Permitted Interim Loans which are outstanding, if any,

(ii) second, prepay New Block Loans (or cash collateralize Letters of Credit issued in respect of the New Revolver Reserve Amount) which are outstanding, if any,

(iii) third, prepay Existing Block Loans (or cash collateralize Letters of Credit issued in respect of the Existing Revolver Reserve Amount) which are outstanding, if any (with a concurrent permanent reduction of the Existing Revolver Reserve Amount, and the New Revolver Reserve Amount shall be increased by the amount of such prepayment (or cash collateralization) at such time), and

(iv) fourth, prepay Revolving Loans which are not New Block Loans or Existing Block Loans (or cash collateralize Letters of Credit which were not issued in respect of the New Revolver Reserve Amount or in respect of the Existing Revolver Reserve Amount) which are outstanding, if any (with the amount of Revolving Commitments available under such unblocked portion of the facility being decreased and the New Revolver Reserve Amount being increased in like amount).

(g) To the extent any amounts are payable pursuant to Sections 2.12(f) or (i), any such prepayments of such Loans (i) shall first prepay ABR Loans and then prepay Eurocurrency Loans and (ii) shall include, unless interest is then being deferred pursuant to Section 2.14(d), accrued and unpaid interest in respect of such Loans (provided that Deferred Interest shall be payable only to the extent required by Section 2.23).

(h) If (a) on the close of business on any Business Day on which any Permitted Interim Loans shall be outstanding, Unrestricted Cash exceeds $100,000,000 (such excess the “Daily Cash Permitted Interim Loan Excess Amount”) (and has also exceeded $100,000,000 for the previous two (2) Business Days), then, on the next succeeding Business Day, the Company shall make a prepayment of the outstanding Revolving Loans (outstanding Permitted Interim Loans, if any, to be prepaid first) in an amount equal to such Daily Cash Permitted Interim Loan Excess Amount (without a corresponding permanent reduction of the Revolving Commitments at such time), or (b) on the close of business on any Business Day on which clause (h)(a) above shall not apply, Unrestricted Cash exceeds $125,000,000 (such excess the “Daily Cash Excess Amount”) (and has also exceeded $125,000,000 for the previous two (2) Business Days), then, on the next succeeding Business Day, the Company shall make a prepayment of the outstanding Revolving Loans in an amount equal to such Daily Cash Excess Amount. Any such prepayment of Revolving Loans shall be made in the following order: first, to Permitted Interim Loans, if any second, to New Block Loans, if any, third, to Existing Block Loans, if any, and fourth, to Revolving Loans outstanding which are not New Block Loans or Existing Block Loans (in each case without a corresponding permanent reduction of the Revolving Commitments at such time).

(i) Notwithstanding anything to the contrary set forth in this Section 2.12, upon the consummation of the Permitted Disposition, the Company shall make a prepayment in an amount equal to 100% of the Net Cash Proceeds therefrom first to prepay the outstanding Existing Block Loans (outstanding Permitted Interim Loans, if any, to be prepaid first), if any, and second to prepay Revolving Loans which are not New Block Loans or Existing Block Loans (or cash collateralize Letters of Credit which were not issued in respect of the New Revolver Reserve Amount or in respect of the Existing Revolver Reserve Amount) which are outstanding, if any (with the amount of Revolving Commitments available under such unblocked portion of the facility being decreased in like amount), and the New Revolver Reserve Amount shall be increased by an amount equal to such prepayments at such time.

(j) On the Amendment No. 7 Effective Date, the Company shall make a prepayment of the outstanding Revolving Loans (without a corresponding permanent reduction of the Revolving Commitments at such time) in an amount equal to (i) the aggregate amount withdrawn from the Escrow Account on or after the Amendment No. 7 Effective Date minus (ii) $3,571,405; provided that the entire amount of such $3,571,405 must be used by the Company and/or its Subsidiaries to make a prepayment of the Specified Pension Fund Obligations on or before June 30, 2009 (such prepayment, the “Allowed Pension Fund Prepayment”).

(k) If, on the close of business on any Business Day, (i) the Interim Loan Sweep Amount is positive (and has also been positive for the previous two (2) Business Days) and (ii) any Permitted Interim Loans are outstanding, then on the next succeeding Business Day, the Company shall make a prepayment of such Permitted Interim Loans in an amount equal to such positive amount on such Business Day (without a corresponding permanent reduction of the Revolving Commitments at such time).

(l) If, on the close of business on any Business Day, Liquidity exceeds $250,000,000 (such excess amount, the “Liquidity Excess Amount”):

(i) as a result of the receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from Asset Sales and/or the existence of any Excess Cash Flow amounts, in each case at such time, then, subject to the proviso below, the Company shall make a prepayment of the Obligations in an amount equal to such Liquidity Excess Amount for application by the Administrative Agent in accordance with the provisions of Section 2.19(f); or

(ii) other than as a result of the events described in the foregoing clause (i), then, subject to the proviso below, (x) the Revolving Commitments shall be permanently reduced (first reducing the New Revolver Reserve Amount and then the Existing Revolver Reserve Amount) by an amount equal to such excess without any repayment in cash by the Company (unless any such reduction of the Revolving Commitments requires a concurrent repayment of Revolving Loans) and (y) thereafter, if the New Revolver Reserve Amount and the Existing Revolver Reserve Amount both equal $0, then the Company shall make a prepayment of the Obligations in an amount equal to such Liquidity Excess Amount for application by the Administrative Agent in accordance with the provisions of Section 2.19(f);

provided that the Liquidity Excess Amount shall be deemed to be comprised first of amounts resulting from events described in clause (i) above (Excess Cash Flow amounts and then Net Cash Proceeds from Asset Sales) and thereafter amounts resulting from events described in clause (ii) above, and, to the extent that the Liquidity Excess Amount shall exist as a result of both events described in clause (i) above and clause (ii) above, then the Liquidity Excess Amount shall be applied as follows:

(1) Excess Cash Flow Amounts shall be applied in accordance with clause (i) above until no Liquidity Excess Amount remains;

(2) if any Liquidity Excess Amount remains, the Applicable Prepayment Percentage of the Net Cash Proceeds from Asset Sales shall be applied in accordance with clause (i) above until no Liquidity Excess Amount remains;

(3) if any Liquidity Excess Amount remains, the Company Prepayment Percentage of the Net Cash Proceeds from Asset Sales shall be applied in accordance with clause (ii) above until no Liquidity Excess Amount remains; and

(4) if any Liquidity Excess Amount remains, such remaining Liquidity Excess Amount shall be reduced in accordance with clause (ii) above until no Liquidity Excess Amount remains.

SECTION 2.13. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each US Tranche Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Available Revolving Commitment of such US Tranche Lender during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates; provided that, if such US Tranche Lender continues to have any US Tranche Revolving Exposure after its US Tranche Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such US Tranche Lender’s US Tranche Revolving Exposure from and including the date on which its US Tranche Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Revolving Exposure. The Company and the Canadian Borrowers jointly and severally agree to pay to the Canadian Agent for the account of each Canadian Tranche Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Canadian Tranche Available Commitment of such Canadian Tranche Lender during the period from and including the Effective Date to but excluding the date on which such Canadian Tranche Commitment terminates; provided that, if such Canadian Tranche Lender continues to have any Canadian Tranche Exposure after its Canadian Tranche Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Canadian Tranche Lender’s Canadian Tranche Exposure to but excluding the date on which such Canadian Tranche Lender ceases to have any Canadian Tranche Exposure. The Company and the UK Borrowers jointly and severally agree to pay to the UK Agent for the account of each UK Tranche Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the UK Tranche Available Commitment of such UK Tranche Lender during the period from and including the Effective Date to but excluding the date on which such UK Tranche Commitment terminates; provided that, if such UK Tranche Lender continues to have any UK Tranche Exposure after its UK Tranche Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such UK Tranche Lender’s UK Tranche Exposure to but excluding the date on which such UK Tranche Lender ceases to have any UK Tranche Exposure. Accrued commitment fees shall be payable in arrears on (i) prior to the date of the consummation of the Recapitalization Transaction, the last day of each March, June, September and December and (ii) on and after the date of the consummation of the Recapitalization Transaction, the last day of each month (each such date, a “Commitment Fee Payment Date”) and, in each case, on the date on which the applicable Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the applicable Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any payment required to be made pursuant to this paragraph (a) by the Company to the Canadian Agent or the UK Agent shall be made to the Administrative Agent, as a sub-agent for the Canadian Agent or the UK Agent, as applicable, in New York, New York for the account of each Canadian Tranche Lender or each UK Tranche Lender, respectively. For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.13(a), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

(x) Subject to the succeeding clause (y), commitment fees accrued through and including the last day of each calendar month shall be payable on each Commitment Fee Payment Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(y) Solely with respect to a Deferring Lender, on any:

(i) Commitment Fee Payment Date following the consummation of the Recapitalization Transaction and the date that the Specified Pension Fund Deferral Transaction Amendment shall be fully executed and effective (A) occurring in 2009 or 2010 until the occurrence of any Deferral Termination Event or a Deferral Suspension Event, the Company shall not be required to make a cash payment of accrued commitment fees owing to such Deferring Lender on such Commitment Fee Payment Date but such commitment fees shall instead be payable in accordance with clause (y)(ii) below, and (B) occurring on or after January 1, 2011 and prior to the Deferred Payment Termination Date, the Company shall pay to such Deferring Lender in cash in respect of any accrued and unpaid commitment fees that become due on such Commitment Fee Payment Date, solely to the extent that the Available Interest Payment Amount (determined as of the Business Day immediately preceding the relevant Commitment Fee Payment Date giving pro forma effect to the cash payment of all such commitment fees (and participation fees pursuant to Section 2.13(b) and interest pursuant to Section 2.14(d)) due and payable on such Commitment Fee Payment Date) exceeds $150,000,000, the full amount of such accrued and unpaid commitment fees; and

(ii) Business Day on and after January 1, 2011, in respect of all other accrued and unpaid commitment fees that have been deferred pursuant to the terms of this Section 2.13(a)(y) prior to such date, the Company shall pay to such Deferring Lender the lesser of (1) the Available Deferred Interest and Fee Amount (determined as of the Business Day immediately preceding the relevant date) and (2) the aggregate amount of such accrued and unpaid commitment fees that have been deferred pursuant to the terms of this Section 2.13(a)(y) prior to such date. Such Available Deferred Interest and Fee Amount shall be applied ratably to the accrued and unpaid commitment fees, accrued and unpaid participation fees and accrued and unpaid interest, in each case deferred prior to such date in accordance with this Section 2.13(a)(y), Section 2.13(b)(y) and Section 2.14(d).

As of the date that any Deferral Termination Event occurs, the Company shall have no further right to defer any commitment fees hereunder (or any participation fees under Section 2.13(b) or any interest under Section 2.14(d)) after such date unless the Supermajority Lenders shall have agreed to the continuation of such deferral.

As of the date that any Deferral Suspension Event occurs, the Company shall have no further right to defer any commitment fees hereunder (or any participation fees under Section 2.13(b) or any interest under Section 2.14(d)) after such date unless the

Supermajority Lenders shall have agreed to the continuation of such deferral; provided that all Deferred Commitment Fees (and all Deferred Participation Fees and Deferred Interest) shall not become immediately due and payable on the date that any Deferral Suspension Event occurs solely as the result of the occurrence of a Deferral Suspension Event unless otherwise required herein.

For the avoidance of doubt, to the extent a cash payment of the commitment fees due hereunder to a Deferring Lender is not required under this Section 2.13(a), such cash payment shall be deferred but shall in no event be (or be deemed to be) forgiven, excused, reduced or waived, and all accrued and unpaid Deferred Commitment Fees shall be due and payable in full in cash in accordance with Section 2.23, and, upon the occurrence of the Deferred Payment Termination Date no Deferring Lender shall be under any obligation under this Agreement to defer the cash payment of any further commitment fees owing to such Lender on or after the Deferred Payment Termination Date.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee to be agreed upon by the Company and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(x) Subject to the succeeding clause (y), participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on (i) prior to the date of the consummation of the Recapitalization Transaction, the last day of each March, June, September and December and (ii) on and after the date of the consummation of the Recapitalization Transaction, the last day of each month (each such date, a “LC Fee Payment Date”); provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(y) Solely with respect to a Deferring Lender, on any:

(i) LC Fee Payment Date following the consummation of the Recapitalization Transaction and the date that the Specified Pension Fund Deferral Transaction Amendment shall be fully executed and effective (A) occurring in 2009 or 2010 until the occurrence of any Deferral Termination Event or a Deferral Suspension Event, the Company shall not be required to make a cash payment of accrued participation fees owing to such Deferring Lender on such LC Fee Payment Date (but shall pay any accrued and unpaid fronting fees owing to the applicable Issuing Bank) but such participation fees shall instead be payable in accordance with clause (y)(ii) below, and (B) occurring on or after January 1, 2011 and prior to the Deferred Payment Termination Date, the Company shall pay to such Deferring Lender in cash in respect of any accrued and unpaid participation fees that become due on such LC Fee Payment Date, solely to the extent that the Available Interest Payment Amount (determined as of the Business Day immediately preceding the relevant LC Fee Payment Date giving pro forma effect to the cash payment of all such participation fees (and commitment fees pursuant to Section 2.13(b) and interest pursuant to Section 2.14(d)) due and payable on such LC Fee Payment Date) exceeds $150,000,000, the full amount of such accrued and unpaid participation fees; and

(ii) Business Day on and after January 1, 2011, in respect of all other accrued and unpaid participation fees that have been deferred pursuant to the terms of this Section 2.13(b)(y) prior to such date, the Company shall pay to such Deferring Lender the lesser of (1) the Available Deferred Interest and Fee Amount (determined as of the Business Day immediately preceding the relevant date) and (2) the aggregate amount of such accrued and unpaid participation fees that have been deferred pursuant to the terms of this Section 2.13(b)(y) prior to such date. Such Available Deferred Interest and Fee Amount shall be applied ratably to the accrued and unpaid participation fees, accrued and unpaid commitment fees and accrued and unpaid interest, in each case deferred prior to such date in accordance with this Section 2.13(b)(y), Section 2.13(a)(y) and Section 2.14(d).

As of the date that any Deferral Termination Event occurs, the Company shall have no further right to defer any participation fees hereunder (or any commitment fees under Section 2.13(a) or any interest under Section 2.14(d)) after such date unless the Supermajority Lenders shall have agreed to the continuation of such deferral.

As of the date that any Deferral Suspension Event occurs, the Company shall have no further right to defer any participation fees hereunder (or any commitment fees under Section 2.13(a) or any interest under Section 2.14(d)) after such date unless the Supermajority Lenders shall have agreed to the continuation of such deferral; provided that all Deferred Participation Fees (and all Deferred Commitment Fees and Deferred Interest) shall not become immediately due and payable on the date that any Deferral Suspension Event occurs solely as the result of the occurrence of a Deferral Suspension Event unless otherwise required herein.

For the avoidance of doubt, to the extent a cash payment of the participation fees due hereunder to a Deferring Lender is not required under this Section 2.13(b), such cash payment shall be deferred but shall in no event be (or be deemed to be) forgiven, excused, reduced or waived, and all accrued and unpaid Deferred Participation Fees shall be due and payable in full in cash in accordance with Section 2.23, and, upon the occurrence of the Deferred Payment Termination Date no Deferring Lender shall be under any obligation under this Agreement to defer the cash payment of any further participation fees owing to such Lender on or after the Deferred Payment Termination Date.

Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.13(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated as set forth in paragraph (a) above.

(c) Each Canadian Borrower shall pay to each Canadian Tranche Lender a Stamping Fee on the date of the relevant Borrowing with respect to each Draft issued by such Canadian Borrower and accepted by such Canadian Tranche Lender calculated and payable at the time and in the manner specified in Section 2.04. Each Stamping Fee and CDOR BA Rate payable on or in respect of Acceptances is expressed on the basis of a 365 day year.

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent. The Company and the Canadian Borrowers jointly and severally agree to pay to the Canadian Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Canadian Agent. The Company and the UK Borrowers jointly and severally agree to pay to the UK Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the UK Agent.

(e) The Company shall, on the earlier of (i) December 31, 2011 (or such later date as may be agreed to by the Supermajority Lenders and the Company but in no event to be later than the Maturity Date) and (ii) the date of the occurrence of any Deferral Termination Event and in accordance with Section 2.23, pay to the Administrative Agent for the account of each Deferring Lender the Amendment No. 12 Fee. The Amendment No. 12 Fee shall be fully earned as of the Amendment No. 12 Effective Date.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (other than each US Tranche Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Canadian Base Rate Borrowing (including each Canadian Tranche Swingline Loan) shall bear interest at the Canadian Base Rate. US Tranche Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate. UK Tranche Swingline Loans shall bear interest at a rate per annum equal to the UK Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

(b) The Loans comprising each Eurocurrency Borrowing by the Company under the US Tranche or the Canadian Tranche shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing by a UK Borrower or the Company under the UK Tranche shall bear interest at the LIBO Rate for the Interest Period then in effect for such Borrowing (or, if greater, 3.50%) plus the Applicable Rate plus the Mandatory Cost.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default described in clause (a) or (b) of Article VII the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, and (ii) the Letter of Credit participation fee provided for in Section 2.13(b) shall be increased by 2% per annum, provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above and the increase in the Letter of Credit participation fee set forth in clause (ii) above shall be applicable to all Borrowings and Letters of Credit without any election or action on the part of any Agent or any Lender.

(d) (x) Subject to the succeeding clause (y), accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.14 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Canadian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(y) Solely with respect to a Deferring Lender, on any:

(i) Interest Payment Date following the consummation of the Recapitalization Transaction and the date that the Specified Pension Fund Deferral Transaction Amendment shall be fully executed and effective (A) occurring in 2009 or 2010 until the occurrence of any Deferral Termination Event or a Deferral Suspension Event, the Company shall not be required to make a cash payment of accrued interest owing to such Deferring Lender on such Interest Payment Date but such interest shall instead be payable in accordance with clause (y)(ii) below, and (B) occurring on or after January 1, 2011 and prior to the Deferred Payment Termination Date, the Company shall pay to such Deferring Lender in cash in respect of any accrued and unpaid interest that becomes due on such Interest Payment Date, so long as the Available Interest Payment Amount (determined as of the Business Day immediately preceding the relevant Interest Payment Date giving pro forma effect to the cash payment of all such interest (and commitment fees pursuant to Section 2.13(a) participation fees pursuant to Section 2.13(b)) due and payable on such Interest Payment Date) exceeds $150,000,000, the full amount of such accrued and unpaid interest; and

(ii) Business Day on and after January 1, 2011, in respect of all other accrued and unpaid interest that has been deferred pursuant to the terms of this Section 2.14(d)(y) prior to such date, the Company shall pay to such Deferring Lender the lesser of (1) the Available Deferred Interest and Fee Amount (determined as of the Business Day immediately preceding the relevant date) and (2) the aggregate amount of such accrued and unpaid interest that has been deferred pursuant to the terms of this Section 2.14(d)(y) prior to such date. Such Available Deferred Interest and Fee Amount shall be applied ratably to the accrued and unpaid interest, accrued and unpaid commitment fees and accrued and unpaid participation fees, in each case deferred prior to such date in accordance with this Section 2.14(d)(y), Section 2.13(a) and Section 2.13(b).

As of the date that any Deferral Termination Event occurs, the Company shall have no further right to defer any interest hereunder (or any commitment fees under Section 2.13(a) or any participation fees under Section 2.13(b)) after such date unless the Supermajority Lenders shall have agreed to the continuation of such deferral.

As of the date that any Deferral Suspension Event occurs, the Company shall have no further right to defer any interest hereunder (or any commitment fees under Section 2.13(a) or any participation fees under Section 2.13(b)) after such date unless the Supermajority Lenders shall have agreed to the continuation of such deferral; provided that all Deferred Interest (and all Deferred Commitment Fees and Deferred Participation Fees) shall not become immediately due and payable on the date that any Deferral Suspension Event occurs solely as the result of the occurrence of a Deferral Suspension Event unless otherwise required herein.

For the avoidance of doubt, to the extent a cash payment of the interest due hereunder to a Deferring Lender is not required under this Section 2.14(d), such cash payment shall be deferred but shall in no event be (or be deemed to be) forgiven, excused, reduced or waived, and all accrued and unpaid Deferred Interest shall be due and payable in full in cash in accordance with Section 2.23, and, upon the occurrence of the Deferred Payment Termination Date no Deferring Lender shall be under any obligation under this Agreement to defer the cash payment of any further interest owing to such Lender on or after the Deferred Payment Termination Date.

(e) Subject to Section 2.14(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, by reference to the Canadian Base Rate or by reference to the LIBO Rate when the applicable Eurocurrency Borrowing is denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(f) If and to the extent that the laws of Canada are applicable to interest, fees or other amounts payable under this Agreement for the purpose of the Interest Act (Canada), the yearly rate of interest to which interest or any fee calculated on the basis of a 360- or 365-day year is equivalent is the rate of interest or fee as determined herein multiplied by the actual number of days in such year divided by 360 or 365, as the case may be.

(g) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(i) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of Canada are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by the laws of Canada. If the effective annual rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed 60% per annum (or such other rate as the Parliament of Canada may determine from time to time as the criminal rate) on the credit advanced under this Agreement, then (a) the amount of any charges for the use of money, expenses, fees or other charges payable in connection therewith will be reduced to the extent necessary to eliminate such excess, (b) any remaining excess that has been paid will be credited towards repayment of the principal amount and (c) any overpayment that may remain after such crediting will be returned forthwith on demand to the applicable Borrower. In this provision, the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code of Canada.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche or the Canadian Tranche, as an ABR Borrowing or (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a UK Borrower under the UK Tranche, as a Borrowing bearing interest at such rate as the UK Agent shall determine, after consultation with the UK Tranche Lenders, adequately reflects the costs to the UK Tranche Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche or the Canadian Tranche, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a UK Borrower under the UK Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the UK Agent shall determine adequately reflects the costs to the UK Tranche Lenders of making or maintaining their Loans plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank markets any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan or to pay any amount owing in respect of any Acceptance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. Subject to Section 2.18A (which shall be deemed to be a part of Section 2.18 for purposes of cross references to Section 2.18 in this Agreement) below in respect of any UK Borrower:

(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding tax. In addition, each such Lender agrees that it will deliver upon a Borrower’s request updated versions of the foregoing documents whenever they have become obsolete or inaccurate in any material respect, together with such other forms or documents as may be required in order to confirm or establish the entitlement of such Lender to continued exemption from or reduction of withholding tax; provided, however, that no Lender shall be required to provide any documents or forms which it cannot deliver under applicable law.

(f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, (ii) in the case of a Canadian Tranche Lender, any withholding tax that is imposed (A) by Canada (or any political subdivision thereof) on payments by a Canadian Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, or (iii) in the case of a UK Tranche

Lender, any withholding tax that is imposed (A) by the United Kingdom (or any political subdivision thereof) on payments by a UK Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction. If any Lender does not comply with this Section 2.18(e) or (f), the relevant Borrower shall have no obligation to indemnify such Lender, or any relevant Agent or Issuing Bank for the account of such Lender, under this Section 2.18, provided, however, that such Borrower shall not be relieved of the foregoing indemnity obligation if the Company or the applicable Borrower shall fail to comply with the requirements of Section 2.21(a)(ii).

(g) In cases in which a Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.18A. UK Taxes. Notwithstanding any other provision of this Agreement:

(a) Definitions:

“Protected Party” means a UK Tranche Lender or UK Tranche Swingline Lender which is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under a Loan Document.

“Qualifying Lender” means (a) a building society (as defined for the purposes of section 477A of the Income and Corporation Taxes Act 1988) or (b) a UK Tranche Lender or UK Tranche Swingline Lender which is beneficially entitled to interest payable to that UK Tranche Lender or UK Tranche Swingline Lender in respect of an advance under a Loan Document and is either:

(i) a UK Tranche Lender or UK Tranche Swingline Lender:

(A)	which is a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988) making an advance under a Loan Document; or

(B)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988) at the time that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a UK Tranche Lender or UK Tranche Swingline Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a partnership each member of which is: (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Income and Corporation Taxes Act 1988; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Income and Corporation Taxes Act 1988); or

(iii) a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.

“Tax Payment” means an increased payment made by a UK Borrower to a UK Tranche Lender or UK Tranche Swingline Lender under Section 2.18A.

“Treaty Lender” means a UK Tranche Lender or UK Tranche Swingline Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty and fully eligible for the benefits of the Treaty concerned such that the UK Tranche Lender or UK Tranche Swingline Lender concerned will in fact be eligible (without limitation under the Treaty concerned or otherwise) for full exemption for tax imposed by the United Kingdom on interest; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that UK Tranche Lender or UK Tranche Swingline Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

(b) Unless a contrary indication appears, in this Section 2.18A a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c) Each UK Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(d) The relevant UK Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the UK Agent accordingly. Similarly, a UK Tranche Lender or UK Tranche Swingline Lender shall notify the UK Agent on becoming so aware in respect of a payment payable to that UK Tranche Lender or UK Tranche Swingline Lender. If the UK Agent receives such notification from a UK Tranche Lender or UK Tranche Swingline Lender, it shall notify the relevant UK Borrower.

(e) If a Tax Deduction is required by law to be made by a UK Borrower, the amount of the payment due from that UK Borrower shall be increased, to the extent permitted by applicable law in respect of each UK Borrower, to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(f) A UK Borrower is not required to make an increased payment to a UK Tranche Lender or UK Tranche Swingline Lender under paragraph (e) above for a Tax Deduction in respect of tax imposed by the country of incorporation of such UK Borrower from a payment of interest on a Loan, if on the date on which the payment falls due (i) the payment could have been made to the relevant UK Tranche Lender or UK Tranche Swingline Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that UK Tranche Lender or UK Tranche Swingline Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a UK Tranche Lender or UK Tranche Swingline Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant UK Tranche Lender or UK Tranche Swingline Lender is a Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the UK Tranche Lender or UK Tranche Swingline Lender without the Tax Deduction had that UK Tranche Lender or UK Tranche Swingline Lender complied with its obligations under paragraph (i) or (j) below.

(g) If a UK Borrower is required to make a Tax Deduction, that UK Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Borrower making that Tax Deduction shall deliver to the UK Agent for the UK Tranche Lender or UK Tranche Swingline Lender entitled to the payment evidence reasonably satisfactory to that UK Tranche Lender or UK Tranche Swingline Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i) A Treaty Lender and each UK Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a Tax Deduction.

(j) (A) Each Treaty Lender:

(i) irrevocably appoints the UK Agent to act as syndicate manager under, and authorizes the UK Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement;

(ii) shall co-operate with the UK Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the UK Agent such information as the UK Agent may request in connection with the operation of the PTR Scheme;

(iii) without limiting the liability of the Company or any UK Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the UK Agent for any liability or loss incurred by the UK Agent as a result of the UK Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises from the UK Agent’s gross negligence or willful misconduct); and

(iv) shall, within 5 Business Days of demand, indemnify the Company and each UK Borrower for any UK Tax which they become liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by HM Revenue & Customs under the PTR Scheme being withdrawn.

(B) Each UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(i) promptly supply to the UK Agent such information as the UK Agent may request in connection with the operation of the PTR Scheme; and

(ii) act in accordance with any provisional notice issued by HM Revenue & Customs under the PTR Scheme.

(C) The UK Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to any UK Borrower.

(D) All Parties acknowledge that the UK Agent:

(i) is entitled to rely completely upon information provided to it in connection with sub-paragraph (j)(A) or (j)(B) above;

(ii) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, any UK Borrower providing such information; and

(iii) shall have no liability to any person for the accuracy of any information it submits in connection with sub-paragraph (j)(A)(i) above, except to the extent that the liability or loss arises from the UK Agent’s gross negligence or willful misconduct.

(E) In this Section “PTR Scheme” means the Provisional Treaty Relief scheme as described in HM Revenue & Customs Guidelines dated January 2003 and administered by HM Revenue & Customs’ Centre for Non-Residents.

(k) The relevant UK Borrower shall (within 3 Business Days of demand by the UK Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.

(l) Paragraph (k) above shall not apply with respect to any UK Tax assessed on a UK Tranche Lender or UK Tranche Swingline Lender (i) under the law of the jurisdiction in which that UK Tranche Lender or UK Tranche Swingline Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that UK Tranche Lender or UK Tranche Swingline Lender is treated as resident for tax purposes; or (ii) under the law of the jurisdiction in which that UK Tranche Lender’s or UK Tranche Swingline Lender’s Facility Office designated in accordance with Section 2.18(f) is located in respect of amounts received or receivable in that jurisdiction, if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that UK Tranche Lender or UK Tranche Swingline Lender.

(m) Furthermore, paragraph (k) above shall not apply with respect to any UK Tax assessed on a UK Tranche Lender or UK Tranche Swingline Lender to the extent a loss, liability or cost (i) is compensated for by an increased payment under paragraphs (c) to (g) above or (ii) would have been compensated for by an increased payment under paragraphs (c) to (g) above but was not so compensated solely because one of the exclusions in paragraph (f) applied.

(n) A Protected Party making, or intending to make a claim under paragraph (j) above shall promptly notify the UK Agent of the event which will give, or has given, rise to the claim, following which the UK Agent shall notify the relevant UK Borrower.

(o) A Protected Party shall, on receiving a payment from a UK Borrower under paragraph (k), notify the UK Agent.

(p) If a UK Borrower makes a Tax Payment and the relevant UK Tranche Lender or UK Tranche Swingline Lender determines that (i) a Tax Credit is attributable to that Tax Payment; and (ii) that UK Tranche Lender or UK Tranche Swingline Lender has obtained, utilized and retained that Tax Credit, the relevant UK Tranche Lender or UK Tranche Swingline Lender shall pay an amount to the UK Borrower which that UK Tranche Lender or UK Tranche Swingline Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the UK Borrower.

SECTION 2.19. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of Acceptances or

LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all payments made in respect of Acceptances shall be made in Canadian Dollars; and all other payments hereunder or under any other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans or amounts owing on Acceptances accepted by such Lender resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans or Acceptances, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans and Acceptances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans and Acceptances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans or Acceptances to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.

(f) In the event that the Administrative Agent shall receive any proceeds of Collateral (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company or as otherwise specified in Section 2.12) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower (other than in connection with Banking Services Obligations, Swap Obligations, Amendment No. 12 Fees, commitment fees paid in accordance with Section 2.13(a) (to the extent they are Deferred Commitment Fees) and participation fees in respect of Letters of Credit paid in accordance with Section 2.13(b) (to the extent that they are Deferred Participation Fees)), second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower (other than in connection with Banking Services Obligations, Swap Obligations, Amendment No. 12 Fees, commitment fees paid in accordance with Section 2.13(a) (to the extent they are Deferred Commitment Fees) and participation fees in respect of Letters of Credit paid in accordance with Section 2.13(b) (to the extent that they are Deferred Participation Fees), third, to pay the Amendment No. 12 Fee to the Deferring Lenders ratably, fourth, to pay any Deferred Interest, Deferred Commitment Fees and Deferred Participation Fees to the Deferring Lenders ratably, fifth, to pay interest then accrued and unpaid on the Permitted Interim Loans ratably, sixth, to prepay principal on the Permitted Interim Loans ratably, seventh, to pay interest then accrued and unpaid on New Block Loans, eighth, to prepay principal on New Block Loans (with concurrent reduction of the New Revolver Reserve Amount whether or not any such New Block Loans are outstanding at such time), ninth, to pay interest then accrued and unpaid on Existing Block Loans, tenth, to prepay principal on Existing Block Loans (with concurrent reduction of the Existing Revolver Reserve Amount, whether or not any such Existing Block Loans are outstanding at such time, but only to the extent that the amount of money to be applied to this clause tenth exceeds the amount by which the New Revolver Reserve Amount was reduced by application of such funds to the preceding clause eighth), eleventh, to pay interest then accrued and unpaid on the Loans (other than Permitted Interim Loans, New Block Loans or Existing Block Loans) ratably, twelfth, to prepay principal on the Loans (other than Permitted Interim Loans, New Block Loans or Existing Block Loans) and unreimbursed LC Disbursements and to cash collateralize all outstanding Letters of Credit in accordance with the terms of Section 2.06(j) ratably, thirteenth, to payment of any amounts owing with respect to Banking Services

Obligations and Swap Obligations, and fourteenth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans and Acceptances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.21. Termination of Subsidiary Borrowers. No Borrowing Subsidiary Termination will become effective as to any Canadian Borrower or UK Borrower at a time when any principal of or interest on any Loan to such Canadian Borrower or UK Borrower, as applicable, shall be outstanding hereunder or such Canadian Borrower shall have any obligation with respect to any outstanding Acceptance, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Canadian Borrower or UK Borrower, as applicable, to make further Borrowings under this Agreement. If at any time any Canadian Borrower or UK Borrower ceases to be a Subsidiary of the Company, then the Company shall immediately deliver a Borrowing Subsidiary Termination with respect to such Borrower, and such Borrower shall cease to be a Borrower hereunder thereafter, and, such Borrower (or the Company, on behalf of such Borrower) shall repay all outstanding principal and interest on any Loan and all fees and other amounts owing by it under this Agreement concurrently with the delivery of such Borrowing Subsidiary Termination.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any Swingline Exposure or LC Exposure exists at the time a Lender is a Defaulting Lender, the Company shall within one (1) Business Day following notice by the Administrative Agent (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the Defaulting Lender on terms reasonably satisfactory to the Swingline Lender and (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding; and

(b) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is reasonably satisfied that cash collateral will be provided by the Company in accordance with Section 2.22(a).

SECTION 2.23. Payment of Deferred Amounts. Upon the occurrence of a Deferral Termination Event, all Deferred Amounts shall be due and payable at the direction of the Required Lenders (or in the case of any Deferral Termination Event occurring by virtue of an Event of Default occurring under either clause (h) or clause (i) of Article VII immediately upon the occurrence of such Deferral Termination Event). For the avoidance of doubt, all Deferred Amounts, to the extent not previously due and payable pursuant to the terms of the immediately preceding sentence, shall be due and payable on December 31, 2011 (or such later date as may be agreed to by the Supermajority Lenders and the Company but in no event to be later than the Maturity Date).

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries (a) is organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required, except, in the case of clauses (a) (other than with respect to the Borrowers and the Subsidiary Guarantors) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings and other actions necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation applicable to the Company or its Subsidiaries or any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Ratable Indenture Liens and Liens created under the Loan Documents, except such consents, approvals, registrations, filings or other actions the failure of which to obtain or make, or, in the case of clause (b) at any time after the Effective Date, to the extent such violations, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2006, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Amendment No. 1 Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 3.11 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens, other than Ratable Indenture Liens and Liens created under the Loan Documents.

SECTION 3.12. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any

Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material; provided further that, with respect to information provided pursuant to Section 5.01A(a), the Company represents only that, to its knowledge, such information (taken as a whole and as supplemented) is true and correct in all material respects, it being recognized by the Lenders that (i) such information is not audited and therefore is subject to adjustments and (ii) there shall be no breach of this representation and warranty as a result of such adjustments.

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.14. Labor Matters. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents (taken as a whole) create legal and valid Liens on all the Collateral in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) with respect to identified intellectual property registered in the United States, (i) to the extent required under applicable law, the applicable trademark security agreement and/or patent security agreement are filed in the appropriate divisions of the United States Patent and Trademark Office (and the appropriate fees are paid) and (ii) the applicable copyright security agreement is filed in the United States Copyright Office (and the appropriate fees are paid), (c) the Mortgages are filed in the appropriate recording office (and the appropriate fees are paid), (d) execution of the deposit account control agreements and securities account control agreements, (e) delivery of pledged securities to the Administrative Agent, and (f) notation of the Administrative Agent’s lien on any rolling stock or other goods subject to a certificate of title, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Sections 6.02(a), (b), (c) and (h), to the extent any such Liens would have priority over the Liens in favor of or for the benefit of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral and (c) Liens on certificates of title on which the Administrative Agent has not been noted.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guarantee Agreement.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Fulbright & Jaworski L.L.P., counsel for the Company, (ii) Gowling Lafleur Henderson LLP, special Canadian counsel for the initial Canadian Borrower and (iii) Reed Smith Richards Butler LLP, special UK counsel for the initial UK Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Company, the initial Canadian Borrower, the initial UK Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Company or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received (i) all accrued and unpaid fees, expenses and other amounts owing under the Existing Credit Agreement as of the Effective Date, and (ii) all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended).

(h) The Administrative Agent shall have received projections covering a period of not less than 5 years (the “Projections”) together with such information as the Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such Projections, and such Projections must be acceptable to the Administrative Agent and demonstrate, in the reasonable judgment of the Administrative Agent, the ability of the Borrowers to repay their debts and to comply with the financial covenants.

(i) The Administrative Agent shall have received such other documents, certificates, instruments and opinions, all in form and substance reasonably acceptable to the Administrative Agents and as further described in the list of closing documents attached as Exhibit E.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., New York City time, on August 17, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

(d) To the extent that the Company has requested a Borrowing or the issuance of a Letter of Credit which would utilize all or any portion of the Existing Revolver Reserve Amount (other than any request for a Borrowing in respect of Permitted Interim Loans, which shall be subject to Section 4.02(h) below), the following further conditions precedent must be satisfied (or waived by the Supermajority Lenders):

(i) the Amendment No. 12 Effective Date shall have occurred;

(ii) no unused Revolving Commitments exist (other than in respect of the Existing Revolver Reserve Amount and the New Revolver Reserve Amount) and there are no amounts available for drawing under the Yellow Receivables Facility as of such date;

(iii) after giving effect to such request Unrestricted Cash shall be less than or equal to $125,000,000; and

(iv) either (x) subject to the proviso immediately following this clause (iv) (1) Weekly Operating EBITDA set forth on the most recent Weekly Operating EBITDA Report required to be delivered pursuant to Section 5.01A(a) shall be equal to or greater than the amount set forth opposite the relevant date on Part 1 of Schedule 4.02(d) attached hereto (such compliance to be demonstrated and certified to by a Financial Officer of the Company to the Administrative Agent as of the date of any such Borrowing Request in a form reasonably acceptable to the Administrative Agent), (2) the SG&A (Monthly) set forth on the most recent SG&A (Monthly) Expense Report required to be delivered pursuant to Section 5.01(n) shall be less than the amount set forth opposite the relevant date on Part 2 of Schedule 4.02(d) attached hereto (such compliance to be demonstrated and certified to by a Financial Officer of the Company to the Administrative Agent as of the date of any such Borrowing Request in a form reasonably acceptable to the Administrative Agent), (3) the Recapitalization Transaction shall have been consummated and (4) the Specified Pension Fund Deferral Transaction Amendment shall be fully executed and effective or (y) the Supermajority Lenders shall have consented to the Borrowing or issuance of a Letter of Credit with respect to such Existing Revolver Reserve Amount by the Company;

; provided that, if at any time, the Adjusted Weekly Operating EBITDA set forth in the Adjusted Weekly Operating EBITDA Report required to be delivered pursuant to Section 5.01A(b) is less than (x) the amount set forth opposite the relevant date on Part 1 of Schedule 4.02(d) attached hereto minus (y) $5,000,000, and the Lenders made any Loans or any Issuing Bank issued a Letter of Credit to the Company which utilized all or any portion of the Existing Revolver Reserve Amount (other than any Borrowing in respect of Permitted Interim Loans) in reliance on the Company having satisfied the conditions set forth in Section 4.02(d)(iv)(x) above, then, from and after the date of delivery of the Adjusted Weekly Operating EBITDA Report reflecting any such deficit, the Company may not request any Loans or the issuance of any Letter of Credit (and the Lenders shall be under no obligation to so lend and the Issuing Banks shall be under no obligation to so issue) which would utilize any all or any portion of the Existing Revolver Reserve Amount (other than any Borrowing in respect of Permitted Interim Loans) regardless of whether the Company has satisfied the conditions set forth in Section 4.02(d)(iv)(x) above unless and until the Supermajority Lenders have consented to the Company being permitted to once again gain access to such Loans or Letters of Credit by satisfying such conditions.

(e) To the extent that the Company has requested a Borrowing or the issuance of a Letter of Credit which would utilize all or any portion of the New Revolver Reserve Amount, the following further conditions precedent must be satisfied (or waived by the Supermajority Lenders):

(i) the Amendment No. 12 Effective Date shall have occurred;

(ii) no unused Revolving Commitments exist (other than in respect of the New Revolver Reserve Amount) and there are no amounts available for drawing under the Yellow Receivables Facility as of such date;

(iii) after giving effect to such request Unrestricted Cash shall be less than or equal to $125,000,000;

(iv) the Recapitalization Transaction shall have been consummated;

(v) the Specified Pension Fund Deferral Transaction Amendment shall be fully executed and effective; and

(vi) the Supermajority Lenders shall have consented to the Borrowing or issuance of a Letter of Credit with respect to such New Revolver Reserve Amount by the Company.

(f) The Company has delivered to the Administrative Agent a certificate of a Financial Officer certifying that, as of the date of such certificate (which date shall be the date of request for such Borrowing or Letter of Credit), (i) the Company and its Domestic Subsidiaries (other than any Receivables Entity), collectively, have less than $125,000,000 (or, to the extent that any Permitted Interim Loans are outstanding as of the date of such certificate, $100,000,000) in Unrestricted Cash and providing a demonstration of such deficit (the amount of such deficit, the “Credit Event Liquidity Deficit Amount”) reasonably satisfactory to the Administrative Agent and (ii) the amount of such requested Borrowing or Letter of Credit is equal to or less than the Credit Event Liquidity Deficit Amount.

(g) The Company has delivered to the Administrative Agent a certificate of a Financial Officer certifying the Aggregate Revolver Reserve Amount as of the date of such certificate (which date shall be the date of request for such Borrowing or Letter of Credit).

(h) To the extent that the Company has requested a Borrowing in respect of Permitted Interim Loans, (i) the Administrative Agent shall have received evidence reasonably satisfactory to it that as of such date (x) there is no unused availability under the Revolving Commitments other than amounts comprising the Aggregate Revolver Reserve Amount and (y) there are no amounts available for drawing under the Yellow Receivables Facility as of such date and (ii) the Company shall have delivered to the Administrative Agent a Borrowing Request substantially in the form of Exhibit F hereto (which Borrowing Request shall include a certification by a Financial Officer and the Designated Officer certifying the Interim Loan Availability as of the Business Day immediately prior to the date of such Borrowing Request and calculations reasonably demonstrating the Interim Loan Availability).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Amendment No. 2 Effective Date. Amendment No. 2 to this Agreement, dated as of February 12, 2009 (“Amendment No. 2”), shall not become effective until the date on which each of the following conditions is satisfied or waived:

(a) The Administrative Agent shall have received a secretary’s certificate of each Loan Party certifying (i) that there have been no changes to the articles or bylaws (or other applicable constituent documents) of such Loan Party since such documents were most recently delivered to the Administrative Agent (in connection with the closing of Amendment No. 1) by such Loan Party or attaching the current articles or bylaws (or other applicable constituent documents) of such Loan Party, as applicable, and (ii) as to the resolutions (or other applicable authorizations) of such Loan Party authorizing this Agreement (as amended by Amendment No. 2), the Subsidiary Guarantee Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(c) The Administrative Agent shall have received from each Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement, dated as of the Amendment No. 2 Effective Date, signed on behalf of such Subsidiary Guarantor or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of such Subsidiary Guarantee Agreement.

(d) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 2 Effective Date) of each of (i) Fulbright & Jaworski L.L.P., counsel for the Company, (ii) Jeff P. Bennett, Vice President – Legal, Assistant General Counsel and Assistant Secretary for the Company, (iii) Gowling Lafleur Henderson LLP, special Canadian counsel for the initial Canadian Borrower, (iv) Reed Smith Richards Butler LLP, special UK counsel for the initial UK Borrower and (v) the relevant counsel in respect of each Subsidiary Guarantor, each in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Company, the initial Canadian Borrower, the initial UK Borrower, the Subsidiary Guarantors, this Agreement (as amended by Amendment No. 2), the Subsidiary Guarantee Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(e) The Administrative Agent shall have received a good standing certificate (or analogous documentation, if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

(f) The Administrative Agent shall have received from each party to the Escrow Account Agreement either (i) a counterpart of the Escrow Account Agreement, dated as of the Amendment No. 2 Effective Date, signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of such Escrow Account Agreement.

(g) The Administrative Agent shall have received (i) on or prior to the Amendment No. 2 Effective Date, PDF copies of all intercompany promissory notes constituting Collateral and all allonges related thereto and (ii) by no later than February 13, 2009, original copies of all intercompany promissory notes constituting Collateral and all allonges related thereto.

SECTION 4.04. Amendment No. 12 Effective Date. Amendment No. 12 to this Agreement, dated as of October 27, 2009, shall not become effective unless each of the following conditions is satisfied or waived:

(a) The Administrative Agent shall have received evidence reasonably satisfactory to it that, on or prior to the Amendment No. 12 Effective Date, in respect of the Yellow Receivables Facility (i) the $10,000,000 fee due on October 30, 2009 shall have been deferred and shall not be payable until the earlier of (x) the occurrence of a Deferral Termination Event and (y) the maturity date (or any other early termination date or amortization date) under the Yellow Receivables Facility, and, in each case, such deferred fee and PIK (or deferred) fees (set forth in clause (ii) below) will not affect the advance rate thereunder subject to a maximum effective advance rate of 50%, (ii) the incremental L/C fees and facility fees (i.e., the difference between the interest rate or applicable fee prior to February 12, 2009 and on and after February 12, 2009) thereunder will be PIK (or deferred) until the earlier of (x) the occurrence of a Deferral Termination Event and (y) the maturity date (or any other early termination date or amortization date) under the Yellow Receivables Facility, and such PIK (or deferred) fee and the deferred $10,000,000 fee will not affect the advance rate thereunder subject to a maximum effective advance rate of 50%

thereunder (all subject to the additional condition of the Recapitalization Transaction being consummated), (iii) the term of the Yellow Receivables Facility shall have been extended to a date not earlier than October 26, 2010 (all subject to the additional condition of the Recapitalization Transaction being consummated) and (iv) the Yellow Receivables Facility shall have been amended in respect of certain financial covenants in a manner substantially identical to Amendment No. 12.

(b) The Administrative Agent shall have received evidence reasonably satisfactory to them that, on or prior to the Amendment No. 12 Effective Date, that the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters shall have confirmed that Amendment No. 11 and Amendment No. 12 are acceptable.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 12 Effective Date) of each of (i) Kirkland & Ellis LLP, counsel for the Company and (ii) Jeff P. Bennett, Vice President – Legal, Assistant General Counsel and Assistant Secretary for the Company, each in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Company, the Loan Parties, this Agreement (as amended by Amendment No. 12) or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents, certificates and other instruments as are customary for transactions of this type and are reasonably requested.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all Acceptances and LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) with respect to the Company’s operating segments and Regional Sub-Segments, consolidating, its unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), its unaudited consolidated (and, with respect to the Company’s operating segments and Regional Sub-Segments, consolidating) balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 30 days after the end of each fiscal month (of each of the first two months in any fiscal quarter) of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) solely in connection with the delivery of financial statements under clause (a) or (b) above, setting forth reasonably detailed calculations demonstrating compliance with Section 6.07, as applicable;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default with respect to Section 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) within 45 days after the end of each quarter of each fiscal year of the Company, its unaudited consolidated (and, with respect to the Company’s operating segments and Regional Sub-Segments, consolidating) balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year as of the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods in respect of the Amendment No. 2 Projections.

(g) on or before the fifth Business Day of each fiscal month, commencing on the fifth business day of March 2009, the Company shall deliver to the Administrative Agent projections of the weekly cash flows for the 13-week period commencing on the first day of such fiscal month (the “13-Week Cash Flow Projections”) which (A) reflect the Company’s and its Domestic Subsidiaries’ consolidated projected cash receipts and cash expenditures for their corporate and other operations and (B) contain comments of management of the Company and, if then engaged, comments of the Company

Financial Advisor, all in a form reasonably satisfactory to the Administrative Agent and (ii) on or before the Wednesday of each calendar week, commencing with the week beginning August 2, 2009, the Company shall submit to the Administrative Agent a variance report reflecting on a line-item basis the actual results (all in reasonably appropriate detail) for the previous calendar week and the percentage variance of such actual results from those projected for such previous calendar week on the most current 13-Week Cash Flow Projections delivered under the terms of this Credit Agreement prior to such date, all in the form set forth on Schedule 5.01(g); provided that, at any time that the Company is maintaining a corporate credit rating of BBB- or better from S&P and a Corporate Family Rating of Baa3 or better from Moody’s (in each case, with a stable or better outlook), the Company shall not be obligated to deliver the 13-Week Cash Flow Projections pursuant to this clause (g) or the variation reports in respect thereof pursuant to clause (h) below;

(h) on or before the fifth Business Day of each fiscal month commencing on the fifth Business Day of March 2009, the Company shall submit to the Administrative Agent a variance report reflecting on a line-item basis the actual results (all in appropriate detail) for the previous calendar month and the percentage variance of such actual results from those projected for such previous calendar month on the most current 13-Week Cash Flow Projections delivered under the terms of this Credit Agreement prior to such date, all in a form and demonstrating such detail as is reasonably satisfactory to the Administrative Agent (provided that, with respect to the variance report due on the fifth Business Day of March 2009, such variance report will compare the 13-Week Cash Flow Projections delivered pursuant to clause (g) above with the most recent 13-week cash flow projections dated as of February 10, 2009 provided by the Company to the Lenders prior to the Amendment No. 2 Effective Date);

(i) on each Business Day (in the case of Available Cash, after minimum Available Cash is tested in accordance with 6.07(c)), by no later than 5:00 p.m. (NYC time) on such Business Day, the Company shall provide the calculation (in the form delivered to the Administrative Agent on October 22, 2009) of Liquidity and Available Cash (in each case, tested on each Business Day based on the daily average as of the end of business for the immediately preceding three (3) Business Days) in respect of such Business Day via e-mail PDF (or other electronic format reasonably acceptable to the Administrative Agent) to the Administrative Agent at the following e-mail address YRC_Liquidity_Reporting@jpmorgan.com;

(j) [Reserved];

(k) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended);

(l) promptly upon (and in any event within five (5) Business Days after) becoming aware thereof, copies of (to the extent not otherwise provided pursuant to the terms of this Agreement): (i) any written information or notices (other than any administrative notices or notices containing information provided to the Lenders pursuant to the terms herein) given by or to the applicable administrative agent and the lenders under the Specified Pension Fund Deferral Transaction Documents; and (ii) any proposed amendment, supplement, waiver or other modification to any Specified Pension Fund Deferral Transaction Documents (with final executed copies of the same to be delivered to the Administrative Agent within five (5) Business Days of execution thereof);

(m) on or prior to September 30, 2009, the Company shall deliver to the Administrative Agent the Specified Cost Savings Plan;

(n) on or prior to the twentieth (20th) day after (i) November 30, 2009, (ii) December 31, 2009, (iii) January 31, 2010, (iv) February 28, 2010, (v) March 31, 2010 and (vi) the end of each fiscal quarter of the Company thereafter, a report (in the form delivered to the Administrative Agent on October 22, 2009) setting forth the calculation of SG&A (Monthly) for the calendar month ending immediately preceding such date of determination, all in detail reasonably acceptable to the Administrative Agent (the “SG&A (Monthly) Expense Report”); and

(o) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (c) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

SECTION 5.01A. Certain Information. The Company will furnish to the Administrative Agent:

(a) on or prior to the third (3rd) Business Day of each calendar week, a report (in the form delivered to the Administrative Agent on October 22, 2009) setting forth the calculation of Weekly Operating EBITDA for the four calendar week period ending on the second preceding Saturday, all in form and detail reasonably acceptable to the Administrative Agent (the “Weekly Operating EBITDA Report”); and

(b) on or prior to the twenty (20) days after the end of calendar month of the Company, a report (in the form delivered to the Administrative Agent on October 22, 2009) demonstrating in reasonable detail (x) the reconciliation of (i) the accounting-based combined profit and loss statement of the National, Holland, Reddaway and New Penn business divisions of the Company and each of their respective Subsidiaries for such calendar month to (ii) the operating combined profit and loss statement of the National, Holland, Reddaway and New Penn business divisions of the Company and each of their respective Subsidiaries for such calendar month and (y) any adjustments to Weekly Operating EBITDA for the four calendar week period ending on the last Saturday of such calendar month arising from such reconciliation (such adjusted Weekly Operating EBITDA being the “Adjusted Weekly Operating EBITDA” for such calendar month) (such report the “Adjusted Weekly Operating EBITDA Report”)).

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $40,000,000;

(d) any labor matters which could reasonably be expected, individually or in the aggregate to be materially adverse to the Lenders;

(e) the date on which the aggregate net book value of trucks and other vehicles and rolling stock, leased or owned, of the Company or any of its Domestic Subsidiaries registered or titled in Mexico and Canada exceeds $3,000,000;

(f) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any proposed amendments, modifications or other changes to the Teamsters Deal (such notice to be given in advance to the extent reasonably practicable).

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except in any case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies (i) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that each of the Company and its Subsidiaries may self-insure to the same extent as other companies in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates and (ii) all insurance required pursuant to the Collateral Documents. The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Company shall deliver to the Administrative Agent and maintain endorsements (x) to all “All Risk” physical damage insurance policies on all of the Collateral naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable seven (7) days after notification to the Company of such intent. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (including, without limitation, financial and other professional advisors retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Such inspections and examinations described in the preceding sentence (i) by or on behalf of any Lender shall, unless occurring at a time when an Event of Default shall be continuing, be at such Lender’s expense and (ii) by or on behalf of the Administrative Agent, other than the first four such inspections or examinations occurring during any calendar year or any inspections and examination occurring at a time when an Event of Default shall be continuing, shall be at the Administrative Agent’s expense; all other such inspections and visitations shall be at the Company’s expense.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and, to the extent applicable, the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of the Loans and Acceptances and the Letters of Credit, as applicable, only for working capital needs and for general corporate purposes of the Company and its Subsidiaries. For the avoidance of doubt, the proceeds of the Loans and Acceptances and the Letters of Credit, as applicable, may not be used to refinance, repay, settle, or otherwise satisfy any outstanding Indebtedness (other than industrial revenue bonds in an aggregate amount not to exceed $7,000,000). No part of the proceeds of any Loan, Acceptance or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Guarantors.

(a) On the Amendment No. 2 Effective Date the Company will cause each Domestic Subsidiary existing as of the Amendment No. 2 Effective Date to become a party to the Subsidiary Guaranty Agreement. The Company will cause any Person that becomes a Domestic Subsidiary after the Amendment No. 2 Effective Date (i) to execute and deliver to the Administrative Agent, within ten (10) Business Days (or such later date as may be agreed upon by the Administrative Agent in its sole discretion) a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the Secured Obligations and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Subsidiary Guarantee Agreement as the Administrative Agent may reasonably request.

(b) Notwithstanding the foregoing neither (1) YRRFC or any other Receivables Entity nor (2) Subsidiaries formed for the purpose of providing insurance primarily to the Company and its Subsidiaries, provided that such Subsidiaries carry on no other business other than providing such insurance and performing activities related thereto and the activities contemplated by Section 5.13, in either case, shall be required to become Subsidiary Guarantors other than as required pursuant to the terms of Section 6.11.

(c) If, in compliance with the terms and provisions of the Loan Documents, the Company or any Subsidiary (i) sells or otherwise transfers Equity Interests of any Subsidiary Guarantor to any Person which is not the Company or a Subsidiary (other than a Foreign Subsidiary in connection with an Investment permitted under Section 6.13(c)) and after giving effect to such sale or transfer the Company and the other Loan Parties shall (A) in the case of the Permitted Disposition, own less than 50% of the Equity Interests of such Subsidiary Guarantor or (B) in all other cases, cease to own any of the Equity Interests of such Subsidiary Guarantor or (ii) liquidates or dissolves any Subsidiary Guarantor to the extent expressly permitted in this Agreement, the Administrative Agent will, on behalf of the Lenders, execute and deliver to the Company a release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement.

SECTION 5.10. Pledges; Collateral; Further Assurances.

(a) The Company shall cause, and shall cause each other Subsidiary to cause, all of its respective property (with such exceptions as to materiality, cost and material credit support, in each case, to the extent determined in the reasonable discretion of the Administrative Agent; and, for the avoidance of doubt, no property of a Foreign Subsidiary shall be required to be provided as Collateral to the extent the Administrative Agent shall reasonably determine that, in light of the cost and expense associated therewith, such property would not provide material Collateral for the benefit of the Holders of Secured Obligations) to be subject at all times to first priority, perfected Liens in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations, subject in each case to Liens permitted by Section 6.02; provided, however, that (i) the deadline for delivering signed Mortgages and related documentation in respect of the following specific parcels of real property are extended as follows: (a) in respect of parcel numbers “Site 201” and “Site 303”, March 6, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion) and (b) in respect of parcel number “Site 239”, February 13, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion), (ii) the deadline for delivering signed Mortgages and related documentation in respect of all parcels of fee owned real property of the Company and its Domestic Subsidiaries the value (as determined by a valuation methodology employed by the Company the details of which have been discussed and described in writing to the Administrative Agent prior to the Amendment No. 1 Effective Date) of which individually is less than $500,000 is extended to March 13, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion), (iii) the deadline for the Current Rolling Stock Collateral being subject to first priority, perfected Liens in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations is extended to February 27, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion); (iv) the requirement that on or prior to January 29, 2009 the Vehicle Title Custodian be in possession of all certificates of title with respect to Current Rolling Stock Collateral shall be deemed satisfied so long as no more than 2200 of such certificates of title are not in the possession of the Vehicle Title Custodian on February 6, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion); provided that, on February 27, 2009, such requirement shall not be deemed satisfied unless no more than 100 (or such greater number as may be agreed upon by the Administrative Agent in its sole discretion) of such certificates of title are not in the possession of the Vehicle Title Custodian on February 27, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion); (iv) as of the Amendment No. 2 Effective Date, neither the Company nor any of its Subsidiaries shall be required to perfect the security interest of the Collateral Agent in the Non-Current Collateral until such later date as may be determined by the Administrative Agent in accordance with the following sentence. Notwithstanding the foregoing, the Administrative Agent does not waive its right to require that the Company comply with this Section 5.10 (b) in respect of such Non-Current Collateral within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent in its sole discretion) following the Administrative Agent written notification to the Company of such requirement to so comply. For the avoidance of doubt, no Excluded Property shall be subject to the requirements of this Section 5.10(a).

(b) Without limiting the foregoing, subject to the terms of the Collateral Documents, the Company will, and will cause each applicable Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (which may include an amendment to this Agreement and/or an amendment and restatement of this Agreement), and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, Mortgage Instruments and other documents, engaging any necessary collateral agent and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company. It is understood and agreed that the grant of any request by the Company’s for any additional extensions under Section 5.10(a) by the Administrative Agent is expressly conditioned on the Company and its Subsidiaries continued use of commercially reasonable efforts to negotiate all relevant legal documentation in a prompt and timely manner as well as to provide any and all reasonably requested signatures, certificates, documents, items, or other materials in respect of any of the foregoing to the Administrative Agent (or its counsel), the Vehicle Title Custodian, any title insurance company or other applicable service providers as soon as commercially practicable.

(c) If any assets (including any real property or improvements thereto or any interest therein but excluding Excluded Property) are acquired by the Company or any applicable Subsidiary (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations upon acquisition thereof), the Company will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Company will cause such assets to be subject to a Lien securing the Secured Obligations and will take, and cause the other applicable Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Company.

(d) Notwithstanding the foregoing neither (1) YRRFC or any other Receivables Entity nor (2) Subsidiaries formed for the purpose of providing insurance primarily to the Company and its Subsidiaries and the activities contemplated by Section 5.13, provided that such Subsidiaries carry on no other business other than providing such insurance and performing activities related thereto, in either case, shall be required to grant a security interest in any of its assets, so long as, in the case of YRRFC or any other Receivables Entity, the Permitted Receivables Facility shall remain outstanding.

SECTION 5.11. Financial Advisor. So long as the Total Leverage Ratio exceeds 6.00 to 1.00, the Company shall engage a financial advisor selected by the Company from a list of consultants provided to the Company by the Administrative Agent (the “Company Financial Advisor”) on terms reasonably acceptable to the Required Lenders; provided that solely in the event that a Company Financial Advisor elects to terminate its engagement with the Company, the Company shall have ten (10) Business Days (and, for the avoidance of doubt, no such grace period shall be applicable if the Company has elected to terminate any such engagement) to engage a replacement Company Financial Advisor on terms reasonably acceptable to the Required Lenders. The Required Lenders hereby acknowledge that the terms of the retention of the Company Financial Advisor as of the Amendment No. 2 Effective Date are acceptable. It is understood and agreed that the Company Financial Advisor shall be and remain the agent of the Company and not of the Agents or the Lenders and shall not have any authority to act for, or on behalf of, the Agents or the Lenders in any matter whatsoever; provided that the Company Financial Advisor will be permitted to hold direct conversations with the Agents and the Lenders.

SECTION 5.12. Quarterly Conference Calls. The Company shall, at the reasonable request of and upon reasonable advance notice by the Administrative Agent, arrange for members of management of the Company to participate in quarterly conference calls with the Administrative Agent, the Lenders and, to the extent that a Company Financial Advisor is engaged at such time, the Company Financial Advisor.

SECTION 5.13. Captive Insurance Company. Within ten (10) Business Days following the Amendment No. 2 Effective Date, the Company shall have terminated all purchases by YRC Assurances Co. Ltd. of Receivables under the Yellow Receivables Facility on terms and conditions reasonably satisfactory to the Administrative Agent. Within one (1) Business Day following the Amendment No. 2 Effective Date, the Company shall have begun the process of winding up, liquidating or dissolving YRC Assurances Co. Ltd., and such process (including receipt of all necessary approvals by all relevant Governmental Authorities) shall have been fully completed in all respects within thirty (30) days following the Amendment No. 2 Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), all on terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 5.14. Designated Officer.

(a) No later than August 3, 2009 (or such later date agreed to by the Administrative Agent and the Required Lenders), the Company will have presented to the Administrative Agent (i) a candidate for election to the position of Designated Officer (the “Designated Officer”) to, among other things, review the viability of the Company’s business and its current liquidity, terminal operations, restructuring of the Company’s Regional or Logistics businesses, whole-business or asset sales, and staffing requirements and (ii) a description of the proposed scope of the engagement and the authority granted to such Designated Officer.

(b) No later than August 20, 2009 (or such later date agreed to by the Administrative Agent and the Required Lenders), the Company shall have engaged and, subject to clause (c) below, will thereafter continuously maintain a Designated Officer reasonably acceptable to the Required Lenders to, among other things, review the viability of the Company’s business and its current liquidity, terminal operations, restructuring of the Company’s Regional or Logistics businesses, whole-business or asset sales, and staffing requirements. The scope of the Designated Officer’s engagement and the authority granted to such officer shall be reasonably satisfactory to the Required Lenders, which engagement shall provide for, among other things, the Designated Officer to report and be responsible directly to the Board of Directors of Company. The Company shall take all reasonably necessary steps to cause the Designated Officer to be available for discussions with the Administrative Agent and its financial and other professional advisors and the Lenders from time to time upon reasonable request.

(c) In the event the Designated Officer ceases for any reason to act in that capacity, the Company shall engage a successor Designated Officer reasonably acceptable to the Required Lenders within twenty (20) Business Days (or such later date agreed to by the Administrative Agent and the Required Lenders) of such event.

SECTION 5.15. Restructuring Plan.

(a) On or prior to August 14, 2009 (or such later date agreed to by the Administrative Agent and the Required Lenders), the Company shall deliver to the Administrative Agent and the Lenders a written draft restructuring plan and related financial projections, models and analysis, all reviewed by Alvarez & Marsal North America, LLC and in form reasonably satisfactory to the Administrative Agent.

(b) On or prior to August 21, 2009 (or such later date agreed to by the Administrative Agent and the Required Lenders), the Company shall deliver to the Administrative Agent and the Lenders (i) a written final restructuring plan and related financial projections, models and analysis (the “Final Restructuring Plan”), and (ii) written terms and conditions setting forth all of the necessary actions requested by the Company to be taken to achieve the Final Restructuring Plan, in each case for clauses (i) and (ii), reviewed by Alvarez & Marsal North America, LLC and in form reasonably satisfactory to the Administrative Agent.

SECTION 5.16. Real Estate Asset Sale Data. The Company shall provide, with respect to each Real Estate Asset Sale (i) which was consummated on or after January 1, 2009 and prior to the Amendment No. 9 Effective Date, within ten (10) Business Days following the Amendment No. 9 Effective Date (or such later date agreed to by the Administrative Agent and the Required Lenders), and (ii) which is consummated on or after the Amendment No. 9 Effective Date, on or prior to the date such Real Estate Asset Sale is consummated, the following information: (A) the purchase price as stated in the applicable final agreement between the Company and/or its Subsidiaries and the prospective purchaser received by the Company or its Subsidiary(ies) in connection with such Real Estate Asset Sale, (B) the gross book value (as reflected in the Company’s books and records as of the date of such Real Estate Asset Sale) of the real property asset(s) sold, disposed of or otherwise transferred in connection with such Real Estate Asset Sale, (C) the net book value (as reflected in the Company’s books and records as of the date of such Real Estate Asset Sale) of the real property asset(s) sold, disposed of or otherwise transferred in connection with such Real Estate Asset Sale, (D) if available, the internal valuation (as reflected in the Company’s books and records as of the date of such Asset Sale) of the real property asset(s) sold, disposed of or otherwise transferred in connection with such Real Estate Asset Sale and (E) to the extent an appraisal reasonably acceptable to the Administrative Agent exists with respect of any of the real property asset(s) sold, disposed of or otherwise transferred in connection with such Real Estate Asset Sale, the appraised value thereof, all in form, substance and detail satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all Acceptances and LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Amendment No. 2 Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Domestic Loan Party to any Domestic Loan Party or YRC Assurances Co. Ltd. (other than such Indebtedness outstanding as of the Amendment No. 2 Effective Date and set forth on Schedule 6.13) shall be subject to the limitations set forth in Section 6.13(c) and (ii) Indebtedness of any Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Company or any Loan Party or YRC Assurances Co. Ltd. of Indebtedness of any Subsidiary that is not a Domestic Loan Party shall be subject to Section 6.13(c) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $7,500,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e) and (i) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased except by an amount equal to any existing commitments unutilized thereunder or by an amount equal to a reasonable premium, and fees and expenses reasonably incurred, in connection with such extension, refinancing or renewal, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms, taken as a whole, of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness of the Company or any Subsidiary incurred pursuant to a Permitted Receivables Facility; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $500,000,000 at any time outstanding;

(h) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(i) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds for a period not more than five (5) Business Days after any Financial Officer has knowledge thereof and (ii) in respect of customary netting services and overdraft protections in connection with deposit accounts, in each case for clauses (i) and (ii) in the ordinary course of business;

(j) Indebtedness incurred pursuant to Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(k) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person and incurred in the ordinary course of business;

(l) Indebtedness of the Company and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(n) Indebtedness (i) incurred in the ordinary course of business in connection with the financing of insurance premiums and (ii) all obligations to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations to the extent such obligations shall have been incurred in the ordinary course of business consistent with past practices as an alternative to a prepaid contract and the aggregate obligations owing upon termination thereof at any time (other than such obligations constituting refinancings, renewals, extensions or replacements of take-or-pay obligations set forth on Schedule 6.01 (or refinancings, renewals, extensions or replacements of any refinancings, renewals, extensions or replacements of take-or-pay obligations set forth on Schedule 6.01 on or after Amendment No. 2 Effective Date and prior to the Amendment No. 9 Effective Date; provided any such refinancings, renewals, extension or replacements shall not increase the original amount of the existing take-or-pay obligations set forth on Schedule 6.01)) do not exceed $15,000,000;

(o) Attributable Debt or any other Capitalized Lease Obligations incurred in connection with Sale and Leaseback Transactions otherwise permitted under this Agreement;

(p) Specified Pension Fund Obligations and Guarantees thereof by any Subsidiary Guarantor solely to the extent such Subsidiary Guarantor owns any Specified Properties subject to a Lien permitted under Section 6.02(m) to secure such Specified Pension Fund Obligations (and, for the avoidance of doubt, the dollar amount of any such Guarantee in respect of any Specified Pension Fund Obligations shall be limited to the Specified Value of the Specified Properties owned by such Subsidiary Guaranty securing such Specified Pension Fund Obligations); and

(q) other Indebtedness in an aggregate principal amount not exceeding $30,000,000 at any time outstanding.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the Amendment No. 2 Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary and (iv) the aggregate amount of Indebtedness secured by such Liens shall not exceed $50,000,000 at any time;

(e) Liens arising under Permitted Receivables Facilities;

(f) Liens on real property (but not personal property) of the Company and its Subsidiaries in effect on the Effective Date securing Indebtedness under the YRCMI Credit Agreement; provided that the principal amount of Indebtedness secured by such Liens shall not exceed $500,000 and the payment of such Indebtedness shall be subordinated to the payment of the Secured Obligations pursuant to an intercreditor agreement satisfactory in form and substance to the Administrative Agent;

(g) Liens pursuant to any Loan Document or any Swap Agreement;

(h) Ratable Indenture Liens, solely to the extent that such Liens secure the USF Bonds equally and ratably with the Secured Obligations;

(i) leases, licenses, subleases and sublicenses granted in the ordinary course of business which do not interfere in any material respect with the business of the Company or any Domestic Subsidiary or Foreign Subsidiary;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition, which cash advances shall be applied against the purchase price for such Permitted Acquisition and (ii) consisting of an agreement to dispose of any property;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company of any of its Subsidiaries in the ordinary course of business;

(m) Liens on the applicable Specified Properties to secure the Specified Pension Fund Obligations and interest, fees, expenses, costs and indemnities incurred in connection therewith (provided that no Lien may be granted on any Specified Properties to secure the Original Specified Pension Fund Obligations unless, at the time such Lien is granted and after giving effect thereto, the aggregate Pension Fund Deferral Amount secured by Liens permitted under this clause (m) at such time equals or exceeds $80,000,000);

(n) Second-priority Liens on those certain parcels of real property owned by the Company or any of its Subsidiaries which are not Specified Properties (such other parcels of real property which are identified on Schedule 6.02(n), the “Second Lien Properties”) to secure the Specified Pension Fund Obligations and interest, fees, expenses, costs and indemnities occurred in connection therewith; provided that such Liens shall only be permitted hereunder to the extent that they (i) are subject to the terms and conditions of a Pension Fund Intercreditor Agreement reasonably acceptable to the Administrative Agent and (ii) remain in all respects subordinate, junior and subject to the Liens of the Holders of Secured Obligations in respect of such Second Lien Properties; and

(o) other Liens securing obligations; provided that, following the Amendment No. 2 Effective Date, the aggregate amount of Indebtedness (the terms and conditions of which Indebtedness, including, without limitation, the maturity thereof, shall be reasonably acceptable to the Administrative Agent) secured by Liens described in paragraphs (b) and (c) above and this paragraph (o) at any time does not exceed $30,000,000.

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Domestic Subsidiary or any Foreign Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or enter into any Asset Sale (in one transaction or in a series of transactions) with respect to all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving organization, (ii) any Person may merge into or amalgamate or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary in connection with a Permitted Acquisition permitted pursuant to Section 6.04, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary (provided that YRC Assurances Co. Ltd. may only sell, transfer, lease or otherwise dispose of its assets to a Domestic Loan Party or, on terms reasonably satisfactory to the Administrative Agent, solely to the extent as otherwise required by the winding up, liquidation or dissolution process contemplated by Section 5.13), (iv) the Company and its Subsidiaries may enter into any Asset Sale otherwise permitted by Section 6.05, (v) (A) any Domestic Subsidiary may merge into or amalgamate or consolidate with any other Domestic Loan Party or, to the extent permitted by Section 6.13(c), any Foreign Subsidiary, (B) any Foreign Subsidiary (other than YRC Assurances Co. Ltd.) may merge into or amalgamate or consolidate with any other Foreign Subsidiary (other than YRC Assurances Co. Ltd.), (C) any Foreign Subsidiary may merge into or amalgamate or consolidate with any Domestic Loan Party in a transaction in which such Domestic Loan Party is the surviving organization, and (vi) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger under clause (i) or (ii) above involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Acquisitions. The Company will not, and will not permit any of its Subsidiaries to make any Acquisition, except the Permitted Acquisition and Acquisitions of Subsidiaries otherwise permitted hereunder; provided, that no Default exists immediately prior to, or after giving effect to any such Acquisition.

SECTION 6.05. Asset Sales. Neither the Company nor any of its Subsidiaries will consummate any Asset Sale other than the Specified Sale and Leaseback Transaction and the Permitted Disposition unless:

(a) such Asset Sale (other than Investments permitted by Section 6.13) is made on an arms-length basis and for 100% cash consideration;

(b) the consideration received in connection with any Real Estate Asset Sale pursuant to a Sale and Leaseback Transaction (other than the Specified Sale and Leaseback Transaction) shall be equal to or greater than 45% of the appraised value (using an appraisal reasonably acceptable to the Administrative Agent) or, solely to the extent that an acceptable appraisal does not exist, 100% of the net book value of the asset subject to such Asset Sale; provided that, on and after the Amendment No. 12 Effective Date, neither the Company nor any of its Subsidiaries may consummate any Sale and Leaseback Transaction, other than those set forth on Schedule 6.05A (so long as the Net Cash Proceeds received in respect of each property listed thereon in connection with the relevant Real Estate Asset Sale is equal to or greater than the “Minimum Cash Proceeds” in respect of such property set forth in materials describing the Sale and Leaseback Transactions set forth on Schedule 6.05A delivered to the Lenders on October 23, 2009; provided that, solely with respect to the Sale and Leaseback Transaction entered into by the Loan Parties and NATMI Truck Terminals, LLC referenced in such materials (the “NAT SLB”), the condition set forth in this parenthetical shall be satisfied so long as the aggregate Net Cash Proceeds received in respect of the properties subject to the NAT SLB is equal to or greater than the aggregate “Minimum Cash Proceeds” in respect of such properties), unless the Required Lenders have consented in advance to such Sale and Leaseback Transaction;

(c) the consideration received in connection with any Real Estate Asset Sale other than pursuant to a Sale and Leaseback Transaction shall be equal to or greater than 65% of the appraised value (using an appraisal reasonably acceptable to the Administrative Agent) or, solely to the extent that an acceptable appraisal does not exist, 100% of the net book value of the asset subject to such Asset Sale;

(d) the consideration received in connection with any Non-Real Estate Asset Sale and involving consideration in excess of $5,000 shall be equal to or greater than 100% of the net book value of the asset subject to such Asset Sale;

(e) the Net Cash Proceeds in respect of all property disposed of in such Asset Sale, when aggregated with any other Asset Sales consummated during the same fiscal year of the Company, shall not exceed (i) for the fiscal year of the Company ending December 31, 2009, $400,000,000, (ii) for the fiscal year of the Company ending December 31, 2010, $200,000,000 and (iii) for each fiscal year of the Company ending thereafter, 10% of the consolidated total assets of the Company and its Subsidiaries (determined as of the end of the most recently completed fiscal quarter of the Company); provided that, in respect of each of the foregoing clauses (i), (ii) and (iii) any Net Cash Proceeds resulting from the sale or other disposition of real property which collateralizes the 2009 Pension Deferred Obligations in a first lien position subject to the terms of the Pension Fund Intercreditor Agreement shall not be counted against the limitations set forth therein;

(f) no Default or Event of Default has occurred and is continuing prior to making such Asset Sale or would arise after giving effect (including pro forma effect reasonably acceptable to the Administrative Agent) thereto; and

(g) with respect to each Real Estate Asset Sale occurring after July 30, 2009, the Company has delivered a certificate in respect thereof in form and substance reasonably satisfactory to the Administrative Agent which, among other things, provides all of the information required by Section 5.16 in respect of such Real Estate Asset Sale;

provided that, for the avoidance of doubt, to the extent that multiple assets are being sold in an Asset Sale or series of related Asset Sales, the percentage thresholds referenced in the foregoing clauses (b) and (c) and this clause (d) shall be deemed satisfied so long as the aggregate consideration received in respect of such assets pursuant to such Asset Sale(s) equals or exceeds the relevant percentage of the aggregate appraised value or net book value, as applicable, of such assets.

Notwithstanding the foregoing, (i) the Company will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any Equity Interests in YRCMI, (ii) the Company will not permit YRCMI to sell, assign, transfer or otherwise dispose of the Indebtedness outstanding under the YRCMI Credit Agreement or any of its rights thereunder and (iii) the Company may not consummate the Specified Sale and Leaseback Transaction or the Permitted Disposition unless (i) no Default or Event of Default has occurred and is continuing prior to making such Asset Sale or would arise after giving effect (including pro forma effect reasonably acceptable to the Administrative Agent) thereto, (ii) such Asset Sale (other than the Permitted Disposition) is made on an arms-length basis and for 100% cash consideration and (iii) in respect of the Permitted Disposition, such Asset Sale shall be on terms and conditions reasonably satisfactory to (and consented to by) the Required Lenders and (B) the Company shall comply with the provisions of Section 2.12(i).

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in each of the following circumstances: (a) transactions between or among (i) the Domestic Loan Parties, (ii) the Loan Parties that are not Domestic Loan Parties (provided that YRC Assurances Co. Ltd. may not engage in any transactions other than with Domestic Loan Parties or, on terms reasonably satisfactory to the Administrative Agent, solely to the extent as otherwise required by the winding up, liquidation or dissolution process contemplated by Section 5.13), (iii) the Foreign Subsidiaries, (b) transactions among the Company and its Subsidiaries otherwise permitted by the express terms of this Agreement and (c) transactions among the Company or its Subsidiaries and their Affiliates in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.07. Financial Covenants.

(a) [Reserved].

(b) [Reserved].

(c) Minimum Cash. From and after the earlier of (i) the date of consummation of the Recapitalization Transaction and (ii) December 16, 2009, the Company will maintain Available Cash equal to or greater than $75,000,000 at all times.

(d) Minimum Consolidated EBITDA. The Company will not permit Consolidated EBITDA for any period set forth below to be less than the amount set forth opposite such period:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on June 30, 2010	$65,000,000
For the two consecutive fiscal quarters ending September 30, 2010	$135,000,000
For the three consecutive fiscal quarters ending December 31, 2010	$200,000,000
For the four consecutive fiscal quarters ending March 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending June 30, 2011	$270,000,000
For the four consecutive fiscal quarters ending September 30, 2011	$280,000,000
For the four consecutive fiscal quarters ending December 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending March 31, 2012	$300,000,000
For the four consecutive fiscal quarters ending June 30, 2012	$330,000,000

(e) Maximum Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures during any period set forth below in an amount exceeding the amount set forth opposite such period:

Period	Maximum Capital Expenditures
For the fourth fiscal quarter in 2009	$30,000,000
For the four consecutive fiscal quarters ending December 31, 2009	$60,000,000
For any single fiscal quarter in 2010	$57,500,000
For the four consecutive fiscal quarters ending December 31, 2010	$115,000,000
For any single fiscal quarter in 2011	$72,500,000
For the four consecutive fiscal quarters ending December 31, 2011	$145,000,000
For any single fiscal quarter in 2012	$50,000,000

SECTION 6.08. YRCMI. The Company shall not permit YRCMI to (i) dissolve, liquidate, merge with any other Person or otherwise cease to exist, (ii) engage in any business or activity other than holding the Indebtedness outstanding under the YRCMI Credit Agreement or incur any Indebtedness or liability other than pursuant to the Subsidiary Guarantee Agreement, or (iii) amend or modify the YRCMI Credit Agreement or any mortgage or deed of trust securing the Indebtedness outstanding thereunder or any guarantee of such Indebtedness without the prior written consent of the Required Lenders, provided, however, that no such consent shall be required with respect to any such amendments or modifications with respect to (A) amendments to any such mortgages or deeds of trust required to reflect the assignment thereof to YRCMI or the terms and provisions of this Agreement, and (B) the termination of any such mortgage or deed of trust, or the release, in whole or in part, of any property covered by the liens created thereby.

SECTION 6.09. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the assignment thereof, (v) customary provisions in joint venture agreements and applicable solely to such joint venture, (vi) solely with respect to the requirement to grant Indenture Ratable Liens, the provisions of the USF Bond Indenture and (vii) restrictions and conditions imposed by the Specified Pension Fund Deferral Transaction Documents.

SECTION 6.10. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends or other distributions ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, members of management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may make any other Restricted Payment so long as (i) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect acceptable to the Administrative Agent) thereto and (ii) the Total Leverage Ratio would not exceed 2.00 to 1.00 after giving effect (including pro forma effect reasonably acceptable to the Administrative Agent) thereto.

SECTION 6.11. Guarantors Under other Indebtedness. The Company shall not at any time permit any Domestic Subsidiary to guaranty any other Indebtedness of the Company or any of its Subsidiaries in an aggregate amount of $5,000,000 or more unless and until such Domestic Subsidiary has become a Subsidiary Guarantor pursuant to, and in accordance with the terms of, Section 5.09 and, if applicable, complied with the terms of Section 5.10 hereof.

SECTION 6.12. Collateral in Respect of First Tier Foreign Insurance Subsidiaries. The Company shall not and shall not permit any Subsidiary to (i) pledge any Equity Interests of any First Tier Foreign Insurance Subsidiary or (ii) grant a security interest in any of the property of any First Tier Foreign Insurance Subsidiary to any Person other than to or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations.

SECTION 6.13. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other equity interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Investments;

(b) Investments by the Company and its Subsidiaries existing on the Amendment No. 2 Effective Date and described on Schedule 6.13 and extensions, renewals or replacements of any Guarantees specified in item 5 on Schedule 6.13;

(c) Investments made by the Company in or to or for the benefit of any Subsidiary and made by any Subsidiary in or to or for the benefit of the Company or any other Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties and/or YRC Assurances Co. Ltd. to Subsidiaries that are not Domestic Loan Parties shall not exceed $10,000,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans and advances to officers, directors and employees of the Company or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $1,000,000 in the aggregate at any time outstanding;

(e) the Company and its Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments for collection in the ordinary course of business, (iii) make lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business or (iv) make prepayments and deposits to suppliers in the ordinary course of business;

(f) Investments incurred pursuant to permitted Swap Agreements under Section 6.14;

(g) Investments to establish new wholly-owned Subsidiaries to the extent such Subsidiary shall comply with Section 5.09;

(h) Investments in securities or other assets of trade creditors, customers or other Persons in the ordinary course of business and consistent with such Loan Party’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(i) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.13;

(j) Investments in deposit accounts or securities accounts opened in the ordinary course of business provided such deposit accounts or securities accounts are subject to deposit account control agreements or securities account control agreement if required hereunder;

(k) Investments by any Loan Parties arising from the capitalization or forgiveness of any Indebtedness owed to it by any other Loan Party or received in connection with the bankruptcy or reorganization of, or the settlement of delinquencies of, customers and suppliers of the Company and its Subsidiaries;

(l) Capital Expenditures otherwise permitted under this Agreement;

(m) Investments in connection with contractual put rights or offer rights in respect of the Jiayu Acquisition;

(n) repurchase or repayment of any Indebtedness to the extent not prohibited by this Agreement;

(o) Investments (i) constituting pledges, deposits or advances permitted under Section 6.02, (ii) transactions permitted under Section 6.04 and (iii) Restricted Payments permitted under Section 6.10;

(p) Investments by any Subsidiary of the Company in connection with Guarantees of any Specified Pension Fund Obligations solely to the extent issued in connection with a lien permitted under Section 6.02(m) or (n); and

(q) any other Investment (other than Acquisitions) so long as the aggregate amount of all such Investments does not exceed $1,000,000 during the term of this Agreement.

The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.13 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).

SECTION 6.14. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.15. Maintenance of Accounts with Administrative Agent. The Company will not, and will not permit any of its Domestic Subsidiaries to, maintain cash and/or Permitted Investments constituting Collateral at any time in an aggregate amount exceeding $10,000,000 at any bank or other financial institution other than the Administrative Agent; provided that, for the avoidance of doubt (i) any such cash and/or Permitted Investments maintained in one or more escrow accounts solely to support purchase price adjustments and other indemnity obligations related to Real Estate Asset Sales otherwise permitted pursuant to the terms of this Agreement shall in each case be excluded from such limitation, (ii) pledges and/or deposits (x) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations and (y) securing the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business, and in an aggregate amount under this clause (ii) not to exceed $10,000,000 at any time, shall in each case be excluded from such limitation and (iii) consisting of cash maintained in any account, subject to a first priority Lien (subject to Permitted Encumbrances) in favor of the Administrative Agent, for the purpose of funding accounts payable shall in each case be excluded from such limitation; provided, further, that the period during which cash maintained in deposit accounts for purposes of funding payments of accounts payable through ACH payments shall not exceed two (2) Business Days.

SECTION 6.16. Certain Payments of Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any voluntary or optional redemption of or voluntary or optional payment or other voluntary or optional distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, any Indebtedness or Specified Pension Fund Obligations, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness or Specified Pension Fund Obligations, except:

(a) payment of Indebtedness created under the Loan Documents;

(b) refinancings of Indebtedness to the extent permitted by Section 6.01;

(c) payments of intercompany Indebtedness (other than any cash payments in respect of Indebtedness owing by the Company or any Subsidiary to YRC Assurances Co. Ltd.; provided that book entries may be made, on terms reasonably satisfactory to the Administrative Agent, to reflect payment of such intercompany Indebtedness concurrently with, and solely to the extent required by, the winding up, liquidation or dissolution process contemplated by Section 5.13) to the extent that such intercompany Indebtedness is expressly permitted to remain outstanding pursuant to the terms of this Agreement;

(d) payment of Indebtedness or Specified Pension Fund Obligations with either (i) the Net Cash Proceeds from the issuance of common stock or other Equity Interests of the Company or (ii) the issuance of common stock or other Equity Interests of the Company; provided that any repayments of any amount in respect of the 2010 Maturing Notes may only be made with Permitted 2010 Maturing Notes Repayment Sources; provided, further, no voluntary prepayments of any amount owing in respect of any Specified Pension Fund Deferral Transaction (other than any such payment made solely with the Net Cash Proceeds from any Asset Sale of any Specified Properties securing such Specified Pension Fund Deferral Transaction (for the avoidance of doubt, the excess of such Net Cash Proceeds over the payment in full of such Specified Pension Fund Obligations shall be applied by the Company in accordance with Section 2.12)) may be made until August 15, 2009;

(e) repayments of Indebtedness of the Company and its Subsidiaries under industrial revenue bonds existing as of the Amendment No. 2 Effective Date; and

(f) the Allowed Pension Fund Prepayment.

SECTION 6.17. Amendments of Material Documents. The Company will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Material Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) the BofA Lease, (d) the RBS Lease or (e) the Specified Pension Fund Deferral Transaction Documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders (except to the extent that any such amendment, modification or waiver are no more restrictive to the Company than any refinancing of any such Indebtedness as would permitted pursuant to the terms of Section 6.01(f)).

SECTION 6.18. Secured Pension Fund Deferral Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any Specified Pension Fund Deferral Transaction that requires the Company or any Subsidiary to grant a Lien on any Specified Property to any Pension Entity unless:

(a) the Company shall have delivered to the Collateral Agent a Specified Pension Fund Deferral Transaction Certificate in respect of such Specified Pension Fund Deferral Transaction at least three (3) Business Days prior to the date of consummation of such Specified Pension Fund Deferral Transaction (provided that the Collateral Agent may waive such advance delivery requirement in its reasonable discretion);

(b) the Company shall have used its commercially reasonable efforts to negotiate with the relevant Pension Entity(ies) to permit the Collateral Agent to have a second priority Lien, subject only to the Lien securing the applicable Specified Pension Fund Obligations and other Liens permitted by Section 6.02, on such Specified Properties at the time such Lien shall be granted to such Pension Entities, and any such Liens shall be subject to a Pension Fund Intercreditor Agreement;

(c) Liens granted in connection therewith shall attach by no later than July 15, 2009 (or such later date as may be agreed upon by the Administrative Agent in its sole discretion);

(d) Liens granted in connection therewith shall only secure Specified Pension Fund Obligations set forth on the Specified Pension Fund Deferral Transaction Certificate in respect of such Specified Pension Fund Deferral Transaction and interest, fees, expenses, costs and indemnities incurred in connection therewith and shall not secure any other obligations of any kind owing to any Pension Entity;

(e) after giving effect to such Specified Pension Fund Deferral Transaction, the Specified Value of all Specified Properties subject to a Specified Pension Fund Deferral Transaction shall not exceed (in the aggregate) an amount equal to two times the Pension Fund Deferral Amount in respect of all existing Specified Pension Fund Deferral Transactions; and

(f) any Liens granted in connection therewith shall be released promptly by the Pension Entities upon the payment in full of the Specified Pension Fund Obligations secured by such Liens.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan, any part of the face amount of any Acceptance or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including, without limitation, payments required to be made pursuant to the terms and conditions of Section 2.12);

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(m), 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 or 5.16 or in Article VI (other than (i) Section 5.01A(b) and Section 6.07(c), with respect to which no Event of Default shall occur hereunder unless the Company violates such covenant for a period of three (3) consecutive Business Days and (ii) Section 5.01(n), Section 5.01(o) and Section 5.01A(a), with respect to which no Event of Default shall occur hereunder unless the Company violates such covenant and does not make the required delivery within five (5) Business Days of such violation);

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, for the avoidance of doubt, the existence of any right or option of any holder of the 3.375% Contingent Convertible Senior Notes and/or the 5% Contingent Convertible Senior Notes to convert any Indebtedness represented thereby into Equity Interests of the Company and/or any cash settlement (including in respect of fractional shares) in connection with such conversion shall not constitute an Event of Default under this clause (g);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, any other Borrower, any Domestic Subsidiary or any Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower, any Domestic Subsidiary or any Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, any other Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution (other than any dissolution, solely to the extent expressly permitted herein), liquidation (other than any liquidation, solely to the extent expressly permitted herein), administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower, any Domestic Subsidiary or any Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, any other Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Company’s guarantee under Article X or the Subsidiary Guarantee Agreement shall not be, or shall be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, valid and in full force and effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral with a value of $15,000,000 in the aggregate purported to be covered thereby, except as permitted by the terms of any Loan Document; provided that no Event of Default shall occur under this clause (o) as a result of any loss of perfection or priority caused by the failure of the Administrative Agent to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or, as to Collateral consisting of real property, to the extent such losses are covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer;

(p) any default or event of default (or terms of like import) shall occur under the RBS Lease, the Volvo Lease and/or the BofA lease which results in the acceleration of obligations under such leases (either singularly or collectively) in an aggregate amount (when aggregated with the Permitted Lease Waiver Amount) in excess of $5,000,000 thereunder and such default, event of default or similar event shall not have been fully and completely cured within fifteen (15) days of such occurrence; provided that any Event of Default arising under this clause (p) shall be deemed automatically waived if and to the extent that such default, event of default or similar event under the RBS Lease, the Volvo Lease and/or the BofA Lease, as applicable, is waived in accordance with the terms thereof;

(q) the Company or any of its Subsidiaries shall, on or after February 10, 2009, pay an aggregate amount to satisfy obligations under the RBS Lease, the Volvo Lease and/or the BofA Lease, as applicable, by repayment of obligations due to a default or event of default thereunder or any acceleration thereof, and inclusive of any fee or other amount paid in connection with any of the foregoing, to any lessors or other creditors who have exercised (or threatened to exercise) remedies, under either such lease (exclusive of any scheduled lease payments thereunder), as applicable (such aggregate amount paid on or after February 10, 2009, the “Permitted Lease Waiver Amount”), in excess of $5,000,000;

(r) any amortization event or other similar repayment event under the Yellow Receivables Facility which is triggered by a “Servicer Default” under (and as defined in) the Yellow Receivables Facility; provided that any Event of Default arising under this clause (q) shall be deemed automatically waived if and to the extent that such “Servicer Default” under the Yellow Receivables Facility is waived in accordance with the terms thereof;

(s) the Company shall pay an aggregate amount in excess of $1,000,000 (or such greater amount as may be consented to by the Supermajority Lenders) to any holders of the 3.375% Contingent Convertible Senior Notes and/or the 5% Contingent Convertible Senior Notes in respect of any cash settlement (including in respect of any fractional shares) in connection with the conversion of the 3.375% Contingent Convertible Notes and/or the 5% Contingent Convertible Notes into Equity Interests of the Company and/or cash, in each case in accordance with the terms of the applicable indenture which governs the applicable notes; or

(t) any event or condition occurs under any Specified Pension Fund Deferral Transaction that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such obligations or any trustee or agent on its or their behalf to cause the obligations under such Specified Pension Fund Deferral Transaction to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after giving effect to any cure or grace period, amendment or waiver);

then, and in every such Event of Default (other than an Event of Default with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable, and require prepayment of the face amount of any outstanding Acceptances, in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable and the face amount of outstanding Acceptances required to be prepaid, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any Event of Default with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the face amount of all outstanding Acceptances, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Canadian Lenders hereby irrevocably appoints the Canadian Agent as its agent and authorizes the Canadian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the UK Lenders hereby irrevocably appoints the UK Agent as its agent and authorizes the UK Agent to take such actions on its behalf and to exercise such powers as are delegated to the UK Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks (in the case of a successor Administrative Agent) and in consultation with the Company, appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; in the case of the Canadian Agent, shall be a bank with an office in Toronto, Canada, or an Affiliate of any such bank; and in the case of the UK Agent, shall be a bank with an office in London, England, or an Affiliate of any such bank. The appointment of a successor Canadian Agent or UK Agent shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Arrangers, the Bookrunners or any Syndication Agent or Documentation Agent, if any, identified as such in this Agreement, shall have any right, power, obligation, liability, responsibility or duty under this Agreement, except in its capacity, as applicable, as Administrative Agent, Canadian Agent, UK Agent, a Lender or an Issuing Bank hereunder. Without limiting the foregoing, none of the Arrangers, the Bookrunners or the Syndication Agents or Documentation Agents, if any, shall have or be deemed to have a fiduciary relationship with any Lender.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 11.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of or for the benefit of the Administrative Agent, on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 11.15(b), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured

Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

Each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby authorizes the Administrative Agent, in connection with the Company’s request for withdrawal of funds from the Escrow Account, to give written notice to the Escrow Agent under (and as defined in) the Escrow Account Agreement that the Escrow Release Conditions have been satisfied pursuant to the terms hereof and that such applicable funds on deposit in the Escrow Account may be released to the Company. The Administrative Agent agrees to deliver the notice described in the previous sentence upon the satisfaction of the Escrow Release Conditions pursuant to the terms hereof.

ARTICLE IX

Collection Allocation Mechanism

SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each US Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.05(c)) participations in the Swingline Loans under the US Tranche in an amount equal to such Lender’s US Tranche Percentage of each such Swingline Loan outstanding on such date, (iii) each UK Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Agent in accordance with Section 2.05(c)) participations in the Swingline Loans under the UK Tranche in an amount equal to such Lender’s UK Tranche Percentage of each such Swingline Loan outstanding on such date, (iv) each Canadian Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.05(c)) participations in the Swingline Loans under the Canadian Tranche in an amount equal to such Lender’s Canadian Tranche Percentage of each such Swingline Loan outstanding on such date, (v) simultaneously with the automatic conversions pursuant to clause (vi) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and Acceptances and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, Acceptance and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan, Acceptance and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and Acceptances and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder and (vii) immediately upon the date of expiration of the Contract Period in respect thereof, the interests in each Acceptance received in the deemed exchange of interests pursuant to clause (v) above shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder. It is understood and agreed that Lenders holding interests in Acceptances on the CAM Exchange Date shall discharge the obligations to fund such Acceptances at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or Acceptance or any participation in any Swingline Loan or Letter of Credit. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and Acceptances so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit under a Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Lender under such Tranche shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in US Dollars equal to such Lender’s Tranche Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. For the purposes of this paragraph, the US Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Alternative Currency shall be the amount in US Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Alternative Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternative Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.06.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under a Tranche, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.06(d) (but not of the Company under Section 2.06(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.06(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than the indefeasible payment in full in cash of the Obligations).

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, Attention of Treasurer (Telecopy No. 913-323-9824);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Alice Telles (Telecopy No. 713-750-2938), with a copy to JPMorgan Chase Bank, National Association, 270 Park Avenue, Floor 4, New York, New York 10017, Attention of Robert Kellas (Telecopy No. 212-270-5100);

(iii) if to the Canadian Agent, to it at JPMorgan Chase Bank, National Association, 200 Bay Street, Floor 18, Toronto, Ontario M5J 2J2, Canada, Attention of Amanda Vidulich (Telecopy No. 416-981-9128);

(iv) if to the UK Agent, to it at J.P. Morgan Europe Limited, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Lesley Pluck (Telecopy No. 44 207 7772360);

(v) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;

(vi) if to the US Tranche Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Alice Telles (Telecopy No. 713-750-2938);

(vii) if to the Canadian Tranche Swingline Lender, to it at JPMorgan Chase Bank, National Association, 200 Bay Street, Floor 18, Toronto, Ontario M5J 2J2, Canada, Attention of Amanda Vidulich (Telecopy No. 416-981-9128);

(viii) if to the UK Tranche Swingline Lender, to it at J.P. Morgan Europe Limited, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Lesley Pluck (Telecopy No. 44 207 7772360); and

(ix) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, acceptance of a Draft or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall;

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan, Acceptance or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any amount in respect of any Acceptance, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (it being understood that waiver of a mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration),

(iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby (it being understood that any increase in the total US Tranche Commitments, Canadian Tranche Commitments or UK Tranche Commitments pursuant to Section 2.10 shall not be deemed to alter such pro rata sharing of payments),

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document to reduce the number or percentage of Lenders stated therein required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vi) release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,

(vii) change any provisions of Article IX without the written consent of each Lender affected thereby, or

(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Canadian Tranche Lenders or the UK Tranche Lenders) or the Canadian Tranche Lenders (but not the US Tranche Lenders or the UK Tranche Lenders) or the UK Tranche Lenders (but not the US Tranche Lenders or the Canadian Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.10 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Commitment in the relevant Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.

(c) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of no more than two counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of no more than two counsel, and one additional local counsel in each applicable jurisdiction, for the Agents, the Issuing Bank(s) and the Lenders (and, solely in the event of a conflict of interest, one additional counsel to the Agents, the Issuing Bank(s) and the Lenders, taken as a whole), in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made, Acceptances accepted or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Acceptances or Letters of Credit.

(b) The Company shall reimburse the Administrative Agent for all invoiced reasonable fees, charges, disbursements and out-of-pocket expenses of any financial advisor firm engaged by or on behalf of the Administrative Agent in the Administrative Agent’s sole discretion in connection with the this Agreement in the same manner as set forth in Section 11.03(a) and (f) of the this Agreement. The Company shall reimburse the Administrative Agent for all invoiced reasonable fees, charges, disbursements and out-of-pocket expenses of a custodian reasonably acceptable to the Administrative Agent in connection with this Agreement and the Loan Documents to perfect the Liens on (and monitor the ongoing status of and services related thereto) the rolling stock owned by the Company and the Subsidiary Guarantors (the “Vehicle Title Custodian”) in the same manner as set forth in Section 11.03(a) and (f) of this Agreement.

(c) The Company shall indemnify each Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan, Acceptance or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, such Indemnitee (or any of its Related Parties) or to the extent that such losses, claims, damages, liabilities or related expenses result from any disputes solely among the Indemnitees and not involving the Company or any of its Subsidiaries.

(d) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a), (b) or (c) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (d) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(e) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto (or its Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, Acceptance or Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Issuing Bank, unless a Term Loan is being assigned.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans (and Acceptances, if applicable) of any Tranche, the amount of the Commitment or Loans (and Acceptances, if applicable) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, or in the case of a Term Loan, $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans (and Acceptances, if applicable);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 unless otherwise agreed by the Administrative Agent;

(D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.18(e) and (f) with respect to withholding tax on payments by the Borrowers; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, face amount of Acceptances and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning

Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 11.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Acceptances accepted by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) and (f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, acceptance of any Drafts and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document (including any amount in respect of any Acceptance) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Acceptances and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Promptly upon the exercise of any set off rights by any Lender or its Affiliate, such Lender shall give notice thereof to the Administrative Agent and the Borrower; provided that failure of such Lender to provide such notice shall in no way be deemed a breach under any provision of this Agreement or any other Loan Document.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the Transactions, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (with, to the extent permitted by applicable law, prompt notice thereof to the Company), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its Swap Obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency,

such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 11.15. Appointment for Perfection; Release of Collateral.

(a) Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

(b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or for the benefit of the Administrative Agent by the Company or any of its Subsidiaries on any Collateral (i) upon (A) the termination of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations not yet due and payable), (B) the termination or expiration of any Swap Agreements evidencing any of the Swap Obligations or the substitution of credit in a manner reasonably satisfactory to any swap counterparty in respect thereof and (C) the expiration or termination of all Letters of Credit (or provision therefore in a manner reasonably satisfactory to the Issuing Banks), (ii) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents or (iii) owned by a Domestic Loan Party upon release of such Domestic Loan Party from its obligations under its Subsidiary Guaranty in connection with any such release permitted under the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YRC WORLDWIDE INC., as the Company

By
Name:
Title:

REIMER EXPRESS LINES LTD./REIMER EXPRESS LTEE, as a Canadian Borrower

By
Name:
Title:

YRC LOGISTICS LTD., as a UK Borrower

By
Name:
Title:

Signature Page to Credit Agreement

YRC Worldwide Inc. et al

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, individually and as Canadian Agent

By
Name:
Title:

J. P. MORGAN EUROPE LIMITED, individually and as UK Agent

By
Name:
Title:

[OTHER LENDERS TO COME]